Exhibit D

Execution Version

MARGIN LOAN AGREEMENT

dated as of May 11, 2017

among

HNA EAGLE HOLDCO LLC,

as Borrower,

and

THE LENDERS PARTY HERETO FROM TIME TO TIME,

and

JPMORGAN CHASE BANK, N.A., LONDON BRANCH,

as Administrative Agent and Calculation Agent

		Page

Section 9.13	Right Of Setoff	87
Section 9.14	Judgment Currency	88
Section 9.15	USA PATRIOT Act Notice	88
Section 9.16	Interest Rate Limitation	88
Section 9.17	Disclosure	88
Section 9.18	Calculation Agent Determinations	89
Section 9.19	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	89

SCHEDULES

I	Commitments and Lender Information
II III	Specified Eligible Assignee Whitelist Acceptable Letter of Credit Issuers
3.22	Equity Interests and Organizational Chart

EXHIBITS

	Form of

A	Pledge and Security Agreement
B	Control Agreement
C	Issuer Agreement
D	Collateral Call Notice
E	Parent Agreement
F	Settlement Agreement
G-1	Eligible Chinese Letter of Credit
G-2	Eligible Non-Chinese Letter of Credit
H	PIK Interest Election Notice
I	Borrowing Notice
J	Consent Letter Agreement

v

This MARGIN LOAN AGREEMENT dated as of May 11, 2017 (as it may be amended or modified from time to time, this “Agreement”), among HNA Eagle Holdco LLC, a Delaware limited liability company, as Borrower (“Borrower”), each Lender as set forth in Schedule I and each other lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and JPMorgan Chase Bank, N.A., London Branch, as Administrative Agent and Calculation Agent.

Borrower has requested that Lenders make loans to it on each of the Funding Dates (as hereinafter defined), in an aggregate principal amount (excluding interest paid in kind) not exceeding the Maximum Aggregate Commitment Amount (as hereinafter defined), and Lenders are prepared to make such loans upon the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1.

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“40-Day ADTV” means, in respect of any date of determination, the average daily trading volume of the Shares on the Exchange measured over a forty (40) Scheduled Trading Day period ending on, and including, the Scheduled Trading Day immediately preceding such date of determination (excluding elements of such average daily trading volume that may be attributed to any block trade that occurs on any such Scheduled Trading Day), as determined by the Calculation Agent.

“Accelerating Lender” means any Lender that has terminated its Commitment and accelerated any Advances owing to it pursuant to Section 7.02; provided that, if an Event of Default of the type specified in Section 7.01(f) has occurred and the Advances of all Lenders have automatically become due, each Lender shall be considered an “Accelerating Lender” hereunder.

“Acceptable Chinese Letter of Credit Issuer” means, at any time, a financial institution organized under the laws of the People’s Republic of China (A) that is identified on Part A of Schedule III hereto and (B) whose (i) senior unsecured unsubordinated indebtedness is rated at least A3 by Moody’s and A- by S&P and (ii) combined capital, surplus and undivided profits is not less than $10 billion, in each case at such time; provided that a New York branch of such financial institution shall only be an Acceptable Chinese Letter of Credit Issuer if there is no legal restriction on the creditors of such New York branch bringing claims against the assets of such financial institution in the People’s Republic of China or elsewhere outside of the U.S.

“Acceptable Chinese Letter of Credit Issuer Spread” means, with respect to any Acceptable Chinese Letter of Credit Issuer, the applicable credit default swap rate, as determined by the Administrative Agent in its commercially reasonable discretion by reference to one year credit default swaps of such Acceptable Chinese Letter of Credit Issuer.

“Acceptable Collateral” means any of the following assets of Borrower, if (x) held in any Collateral Account subject to a first priority Lien under the Security Agreement and (y) the Collateral Requirement has been satisfied with respect thereto:

(a)     Cash and Cash Equivalents held in the Collateral Accounts;

(b)     security entitlements in respect of Collateral Shares that were deposited into the Collateral Accounts on, and have remained Collateral since, in the case of the First Tranche Shares, the First Funding Date and in the case of the Second Tranche Shares, the Second Funding Date, as long as (i) such Collateral Shares are registered in the name of DTC or its nominee, maintained in the form of book entries on the books of DTC, and, subject to the Issuer Agreements, are allowed to be settled through DTC’s regular book-entry settlement services, (ii) such Collateral Shares and such security entitlements are not subject to (1) any Transfer Restrictions (other than the Existing Transfer Restrictions) (and, for the avoidance of doubt, are not subject to any restrictive legend (it being understood that the Issuer Agreements do not constitute “restrictive legends” for this purpose), and are eligible for resale under Rule 144A under the Securities Act) or (2) any Lien other than Permitted Liens, (iii) such Collateral Shares are duly authorized, validly issued, fully paid and non-assessable and (iv) such Collateral Shares are held in compliance with the Share Segregation Condition.

(c)     any Other Acceptable Collateral.

“Acceptable Letter of Credit Issuer” means, at any time, (i) either a financial institution organized under the laws of the United States or a financial institution identified on Part B of Schedule III hereto if not organized under the laws of the United States and, in either case, (ii) whose (a) senior unsecured unsubordinated indebtedness is rated at least A3 by Moody’s and A- by S&P and (b) combined capital, surplus and undivided profits is not less than $10 billion, in each case, at such time.

“Act” has the meaning specified in Section 9.15.

“Activities” has the meaning specified in Section 8.02(b).

“Additional Terms Letter” means that certain letter, dated as of the date hereof, among Parent, Borrower and the Administrative Agent.

“Adjusted LIBO Rate” means, for any applicable interest rate determination date with respect to an Interest Period for a LIBOR Advance, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBOR for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjustment Determination Date” means, in respect of any Facility Adjustment Event or Potential Facility Adjustment Event, the date on which the Calculation Agent has notified

Borrower of (i) the adjustments that will be made to the terms of the Margin Loan Documentation on account thereof or (ii) its determination that no such adjustments under Section 9.01 are necessary.

“Administrative Agent” means JPMorgan Chase Bank, N.A., London Branch, in its capacity as administrative agent under any of the Margin Loan Documentation, or any successor administrative agent hereunder, subject to Section 2.13.

“Advance” has the meaning specified in Section 2.01.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that Issuer shall not be deemed to be an “Affiliate” of Borrower.

“Agent” means each of Administrative Agent and Calculation Agent.

“Agented Lender” means any Lender who has taken an Advance hereunder by assignment, but has not yet entered into its Control Agreement and a joinder to the Security Agreement with respect to the Collateral securing the Obligations owing to it. Any reference in the Margin Loan Documentation to the Applicable Lender with respect to an Agented Lender shall be to the Lender who assigned an Advance to such Agented Lender, and vice versa.

“Agent’s Group” has the meaning specified in Section 8.02(b).

“Aggregated Person” means any person that would be the same “person” as Borrower within the meaning of Rule 144 under the Securities Act or with whom Borrower is required to aggregate Borrower’s sale of any Shares under Rule 144.

“Agreement” has the meaning specified in the preamble hereto.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or Parent or any of their respective Affiliates, as applicable, from time to time concerning or relating to bribery or corruption.

“Applicable Lender” means any Lender other than an Agented Lender.

“Applicable Margin” has the meaning specified in the Additional Terms Letter.

“Applicable Percentage” means, subject to Section 2.13, with respect to any Lender at any time, (a) the aggregate principal amount of such Lender’s Advances and unfunded Commitments divided by (b) the aggregate principal amount of the Advances and unfunded Commitments owed to all Lenders.

“Applicable Rate” means, with respect to an Interest Period, a per annum rate equal to the Adjusted LIBO Rate plus the Applicable Margin; provided that, if Section 2.09 is applicable, then the “Applicable Rate” shall be deemed to be a per annum rate equal to the Base Rate plus the Applicable Margin.

“Assigning Lender” has the meaning set forth in the definition of “Required Lenders”.

“Assumption Agreement” means the Assignment and Assumption Agreement, dated as of May 11, 2017, between the Parent and the Borrower.

“Attributable Debt” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Authorized Representative” means, as applied to any Person, any authorized signatory or Responsible Officer appointed or designated in accordance with such Person’s Organization Documents.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Action” means any of the following, with respect to any Person: (a) to institute any proceedings to adjudicate such Person as bankrupt or insolvent, (b) to institute or consent to the institution of bankruptcy, reorganization or insolvency proceedings against such Person or file a bankruptcy petition or any other petition seeking, or consenting to, reorganization or relief with respect to such Person under any Debtor Relief Law, (c) to file or consent to a petition seeking liquidation, reorganization, dissolution, winding up or similar relief with respect to such Person, (d) to consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or conservator (or other similar official) of such Person or any part of its property, (e) to make any assignment for the benefit of such Person’s creditors, (f) to cause such Person to admit in writing its inability to pay its debts, or (g) to take any action in furtherance of any of the foregoing.

“Bankruptcy Code” means the United States Bankruptcy Code.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus  1⁄2 of 1.00% and (c) the Adjusted LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%, provided that, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate at approximately 11:00 a.m. London time on such day. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.

“Base Rate Advance” means an Advance with Base Rate as the reference interest rate that arises as a result of a LIBOR Advance being terminated and becoming a Base Rate Advance pursuant to Section 2.09.

“Basel III” means, collectively, those certain agreements on capital and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and “Basel III: The Liquidity Coverage Ratio and Liquidity Risk Monitoring Tools,” as published by the Basel Committee on Banking Supervision in January 2013 (as revised from time to time).

“Borrower” has the meaning specified in the preamble hereto.

“Borrower Change of Control” means any event or transaction, or series of related events or transactions, as a result of which (i) Parent ceases to hold and control, directly, 100% of the voting equity of Borrower, as determined by the Calculation Agent or (ii) HNA or any other Subsidiary of HNA Group Co., Ltd. ceases to hold and control, directly or indirectly, 100% of the voting equity of Parent, as determined by the Calculation Agent.

“Borrower Financial Statements” means, at any time, the financial statements of Borrower most recently delivered under Section 5.01.

“Borrowing Notice” has the meaning specified in Section 2.01(c).

“Business Day” means any day on which commercial banks are open for business in New York City, United States, and, if such day relates to any interest rate setting for any Advance or any payments in respect of any Advance (other than, for the avoidance of doubt, for purposes of the definition of “Cure Time”), means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Calculation Agent” means JPMorgan Chase Bank, N.A., London Branch acting in accordance with Section 9.18, subject to Section 2.13.

“Cash” means all cash in Dollars at any time and from time to time deposited or to be deposited in the Collateral Accounts.

“Cash Equivalents” means any (a) direct obligations of the Government of the United States or any agency or instrumentality thereof or (b) obligations unconditionally guaranteed by the full faith and credit of the Government of the United States having a maturity of not greater than 12 months from the date of issuance thereof, as determined by the Calculation Agent.

“Change in Law” means the occurrence, after the date of this Agreement, of (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.07(b), by any lending office of any Lender or by any Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all rules, regulations or directives thereunder or issued in connection therewith relating to capital and liquidity requirements and (y) all rules, regulations or directives issued pursuant to Basel III, shall be deemed to have been introduced or adopted after the Effective Date, regardless of the date enacted, adopted or issued.

“Charges” has the meaning specified in Section 9.16.

“Clause (ii) Subsequent Day” has the meaning specified in the definition of “Collateral Value Adjustment Event”.

“Clause (iii) Subsequent Day” has the meaning specified in the definition of “Collateral Value Adjustment Event”.

“Closing Sale Price” means, on any Scheduled Trading Day, the closing sale price per Share as determined by the Calculation Agent with reference to the Bloomberg Page “OMAM <Equity> <Go>” (or any successor page) (or if no closing sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the last bid and the last ask prices, in each case, at the scheduled closing time).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all Shares (and security entitlements in respect thereof), Cash, Cash Equivalents and other personal property over which Liens are purported to be granted under the Security Agreement.

“Collateral Accounts” means each of the “Collateral Accounts” specified in the Security Agreement.

“Collateral Call Notice” has the meaning specified in Section 2.06(c).

“Collateral Call Notice Deadline” means 8:00 p.m.

“Collateral Requirement” means, at any time, that all steps required under applicable Law, if any, or reasonably requested by any Applicable Lender to ensure that the Security Agreement in favor of such Applicable Lender creates a valid, first priority, perfected Lien (subject only to Permitted Liens) on all the Collateral shall have been taken.

“Collateral Shares” means any Shares held, or required to be held, in any Collateral Account.

“Collateral Shortfall” means, on any date, that the LTV Ratio as of such date is greater than or equal to the LTV Margin Call Level; provided that for the purpose of determining whether a Collateral Shortfall has occurred on the first Scheduled Trading Day following the delivery of a Collateral Call Notice relating to a Collateral Shortfall that has not yet been cured, the LTV Ratio shall be determined as if the amount of Cash necessary to cure such Collateral Shortfall were subtracted from “Net Obligations”.

“Collateral Value Adjustment Event” means:

(i)    the occurrence of any Exchange Business Day on which the 40-Day ADTV is less than 50% of the 40-Day ADTV as of the First Funding Date, as determined by the Calculation Agent; provided that a Collateral Value Adjustment Event pursuant to this clause (i) will be deemed to be no longer continuing if the 40-Day ADTV thereafter exceeds 80% of the 40-Day ADTV as of the First Funding Date, as determined by the Calculation Agent;

(ii)    the occurrence of any Exchange Business Day (a “Clause (ii) Subsequent Day”) on which the Reference Price is less than or equal to 85% of the Reference Price on the previous Exchange Business Day, as determined by the Calculation Agent; provided that (a) solely for purposes of calculating the Reference Price in respect of this clause (ii), in the event that such Clause (ii) Subsequent Day is the ex-dividend date with respect to a USD cash dividend with respect to the Shares, the net amount of such USD cash dividends per Share (for the avoidance of doubt, net of any applicable withholding taxes) shall be added to the Reference Price for such Clause (ii) Subsequent Day, as determined by the Calculation Agent and (b) a Collateral Value Adjustment Event that occurs pursuant to this clause (ii) will be deemed to be no longer continuing on the 30th Exchange Business Day following its occurrence (it being understood that any subsequent occurrence of such a Collateral Value Adjustment Event pursuant to this clause (ii) prior to such 30th Exchange Business Day shall not be so automatically cured until the expiration of the 30 Exchange Business Day period applicable thereto); or

(iii)    the occurrence of any Exchange Business Day (a “Clause (iii) Subsequent Day”) on which the Reference Price is less than or equal to 75% of the Reference Price on any of the four immediately preceding Exchange Business Days, as determined by the Calculation Agent; provided that (a) solely for purposes of calculating the Reference Price in respect of this clause (iii), in the event that such Clause (iii) Subsequent Day is the ex-dividend date with respect to a USD cash dividend with respect to the Shares, the net amount of such USD cash dividends per Share (for the avoidance of doubt, net of any applicable withholding taxes) shall be added to the Reference Price for such Clause (iii) Subsequent Day, as determined by the Calculation Agent and (b) a Collateral Value Adjustment Event that occurs pursuant to this clause (iii) will be deemed to be no longer continuing on the 30th Exchange Business Day following its occurrence (it being understood that any subsequent occurrence of such a Collateral Value Adjustment Event pursuant to this clause (iii) prior to such 30th Exchange Business Day shall not be so automatically cured until the expiration of the 30 Exchange Business Day period applicable thereto).

“Collateral Value Adjustment Factor” means, (x) while a Collateral Value Adjustment Event has occurred and is continuing, 0.80, and (y) otherwise, 1.00.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make the Advances hereunder on each of the Funding Dates, as set forth in Schedule I hereto, subject to reduction pursuant to Section 2.01(a).

“Communication” has the meaning specified in Section 5.06.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consent Letter Agreement” means the Consent Letter Agreement dated as of May 11, 2017 between the Issuer, the Administrative Agent and the Seller Parent, substantially in the form attached hereto as Exhibit J.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreements” means those certain Account Control Agreements, in each case, dated as of the date hereof (or any later date on which any Person becomes an Applicable Lender), among Borrower, Custodian and an Applicable Lender, substantially in the form of Exhibit B.

“Cure Time” means, (a) in respect of any Collateral Shortfall, 3:00 p.m. on the second Scheduled Trading Day following the Scheduled Trading Day on which Borrower has received (in accordance with Section 9.02) the relevant Collateral Call Notice; provided that if any Collateral Call Notice is received on a day that is not a Scheduled Trading Day, or after the Collateral Call Notice Deadline on any Scheduled Trading Day, such Collateral Call Notice shall be deemed to have been received at the open of business on the immediately following Scheduled Trading Day and (b) in respect of any Mandatory Prepayment Event, 11:00 a.m. on each of the second (“First Cure Time”) and third (“Second Cure Time”) Scheduled Trading Days following the Scheduled Trading Day on which Borrower has received (in accordance with Section 2.06(b)) the relevant Mandatory Prepayment Notice; provided further that if any Mandatory Prepayment Notice is received on a day that is not a Scheduled Trading Day, such Mandatory Prepayment Notice shall be deemed to have been received at the open of business on the immediately following Scheduled Trading Day.

“Custodian” means Deutsche Bank Trust Company Americas, or any successor appointed by Borrower with the consent of each Applicable Lender.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Delisting” means that the Exchange announces that pursuant to the rules of the Exchange, the Shares have ceased or will cease to be listed, traded or publicly quoted on the Exchange for any reason, and no other Designated Exchange has announced that it has accepted the Shares for listing, trading or quotation, which shall be effective contemporaneously with, or prior to, such cessation.

“Designated Exchange” means any of The New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market, or (in each case) any successor thereto.

“Disqualified Person” has the meaning specified in the definition of “Independent Director”.

“Disrupted Day” means any Scheduled Trading Day on which due to any failure of the Exchange to open for trading during its regular trading session or the occurrence or existence of a Market Disruption Event or otherwise, the Calculation Agent is unable to determine the Closing Sale Price.

“Dollars” and “$” mean the lawful money of the United States.

“Drawdown End Date” means the four-month anniversary of the Effective Date.

“DTC” means The Depository Trust Company or its successor.

“Early Closure” means the closure on any Scheduled Trading Day of the Exchange prior to its scheduled closing time for such day.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning specified in Section 4.01.

“Eligible Chinese Letter of Credit” means an irrevocable letter of credit issued to an Applicable Lender by a Person that is an Acceptable Chinese Letter of Credit Issuer (i) in a

Stated Amount of not less than $10 million, provided that, when aggregated with all other outstanding Eligible Letters of Credit issued for the benefit of the Lenders on or around the same date, in respect of a single Collateral Call Notice, the aggregate Stated Amount of all such Eligible Letters of Credit shall not be less than $20 million or, if provided pursuant to Section 2.06(e), when aggregated with all other outstanding Eligible Letters of Credit issued for the benefit of the Lenders on the same date, shall not be less than $20 million, (ii) which has an initial expiration date at least 364 days after its issue date, (iii) which permits drawing thereunder if not renewed, extended or replaced within 30 days of its expiry date, (iv) the account party for which is a Person other than Borrower, and (v) which is in the form of Exhibit G-1 (or with immaterial changes thereto, as determined by the relevant Applicable Lender); provided that no such letter of credit shall be an Eligible Chinese Letter of Credit if, after giving effect thereto, (A) the aggregate Stated Amount of all Eligible Letters of Credit would exceed $100 million or (B) the aggregate Stated Amount of all Eligible Chinese Letters of Credit would exceed $50 million; and provided further that a letter of credit will cease to be an Eligible Chinese Letter of Credit (x) on the 90th day following the date of issuance thereof (or the 180th day following the date of issuance if the condition in paragraph (B)(i) of the definition of “Acceptable Chinese Letter of Credit Issuer” continues to be satisfied at all times during the initial 90-day period and such letter of credit is renewed, extended or replaced for an additional 90 days pursuant to the terms hereof) and/or (y) on the second Business Day following the date of issuance thereof, if originally issued by an “on-shore” office of an Acceptable Chinese Letter of Credit Issuer and not replaced with an Eligible Letter of Credit issued by the New York branch of such Acceptable Chinese Letter of Credit Issuer on or prior to 5:00 p.m. on such second Business Day; and provided further that no such letter of credit shall be an Eligible Chinese Letter of Credit unless Administrative Agent and each Lender shall have received each of the following documents, duly executed, in each case, in form and substance reasonably satisfactory to Administrative Agent and each of the Lenders: (i) the Side Letter Agreement and (ii) a related opinion of counsel under the laws of the People’s Republic of China. For the avoidance of doubt, if the issuer of any letter of credit ceases at any time to be an Acceptable Chinese Letter of Credit Issuer, any letter of credit issued by such issuer shall cease to be an Eligible Chinese Letter of Credit.

“Eligible Letters of Credit” means (a) the Eligible Chinese Letters of Credit and (b) the Eligible Non-Chinese Letters of Credit.

“Eligible Non-Chinese Letter of Credit” means an irrevocable letter of credit issued to an Applicable Lender by a Person that is an Acceptable Letter of Credit Issuer (i) in a Stated Amount of not less than the lesser of (x) $10 million and (y) if any Letter of Credit is provided to meet a Collateral Shortfall pursuant to Section 2.06(c), the amount sufficient to cure the Collateral Shortfall as set forth thereunder, provided that, when aggregated with all other outstanding Eligible Letters of Credit issued for the benefit of the Lenders on or around the same date, in respect of a single Collateral Call Notice the aggregate Stated Amount of all such Eligible Letters of Credit shall not be less than $20 million or, if provided pursuant to Section 2.06(e), when aggregated with all other outstanding Eligible Letters of Credit Issued for the benefit of the Lenders on the same date, shall not be less than $20 million, (ii) which has an initial expiration date at least 364 days after its issue date, (iii) which permits drawing thereunder if not renewed, extended or replaced within 30 days of its expiry date, (iv) the account party for which is a Person other than Borrower, and (v) which is in the form of Exhibit G-2 (or with immaterial changes thereto, as determined by the relevant Applicable Lender), provided that no such letter of credit shall be an Eligible Non-Chinese Letter of Credit if, after giving effect thereto, the aggregate Stated Amount of all Eligible Letters of Credit would exceed $100 million. For the avoidance of doubt, if the issuer of any letter of credit ceases at any time to be an Acceptable Letter of Credit Issuer, any letter of credit issued by such issuer shall cease to be an Eligible Non-Chinese Letter of Credit.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed to by, Borrower.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, whether economic or non-economic, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of Borrower shall continue to be considered an ERISA Affiliate of Borrower within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower and with respect to liabilities arising after such period for which Borrower could be liable under the Code or ERISA.

“ERISA Plan” has the meaning specified in Section 3.17.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default Notice” has the meaning specified in Section 7.01.

“Events of Default” has the meaning specified in Section 7.01.

“Exchange” means The New York Stock Exchange or its successor or, if not listed for trading on such exchange, the Designated Exchange that is the primary trading market for the Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Business Day” means any day on which the Exchange is open for trading during its regular trading session, notwithstanding the Exchange closing prior to its scheduled closing time.

“Exchange Disruption” means any event that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the Shares on the Exchange on any Scheduled Trading Day as determined by the Calculation Agent, or the inability of the Calculation Agent, on account of a trading suspension or otherwise, to determine the Reference Price of the Shares by reference to transactions or bid or ask prices for the Shares on the Exchange on any Scheduled Trading Day.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or Agent or required to be withheld or deducted from a payment to a Lender or Agent: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender or Agent being organized under the laws of, having its principal office or, in the case of a Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.08, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in an Advance or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 2.08(e) and (d) any Taxes imposed under FATCA.

“Existing Transfer Restrictions” means Transfer Restrictions on the Collateral Shares (i) on account of the fact that Borrower is an “affiliate” of Issuer within the meaning of Rule 144; or (ii) on account of the fact that the Collateral Shares are “restricted securities” within the meaning of Rule 144, with a holding period for purposes of Rule 144(d) with respect to Borrower or Parent that began no later than the Funding Date on which such Collateral Shares were pledged pursuant to the Security Agreement.

“Extraordinary Distribution” means any dividend, issuance or distribution by Issuer of cash, securities or property to holders of the Shares other than an Ordinary Cash Dividend.

“Facility” means the credit facility contemplated by this Agreement.

“Facility Adjustment Event” means any of the following:

(i)    any Merger Event or Tender Offer that is not an Issuer Change of Control;

(ii)    any subdivision, consolidation or reclassification of Shares, or any free distribution or dividend of Shares in respect of Shares, by way of bonus, capitalization or similar issue;

(iii)    a distribution, issue or dividend to existing holders of the Shares of (a) such Shares, or (b) other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of Issuer equally or proportionally with such payments to holders of such Shares, or (c) share capital or other securities of another issuer acquired or owned (directly or indirectly) by Issuer as a result of a spin-off or other similar transaction, or (d) any other type of securities, rights or warrants or other assets, in any case for payment (cash or other consideration) at less than the prevailing market price as determined by the Calculation Agent;

(iv)    any Extraordinary Distribution;

(v)    a call by Issuer in respect of Shares that are not fully paid;

(vi)    an Issuer Share Repurchase, other than a Permitted Share Repurchase;

(vii)    an event that results in any shareholder rights being distributed in respect of, or becoming separated from, Shares pursuant to a shareholder rights plan or similar transaction or arrangement directed against hostile takeovers that provides upon the occurrence of certain events for a distribution of preferred stock, warrants, debt instruments or stock rights at a price below their market value, as determined by the Calculation Agent;

(viii)    any other event with a dilutive or concentrative effect on the theoretical value of the Shares, as determined by the Calculation Agent taking into account as it deems applicable, the particular security, any distributions (or lack of, or change to, any distributions) thereon, the resale market for such security, any Transfer Restrictions relating to such security (whether in the hands of Borrower or in the hands of any Applicable Lender exercising its rights and remedies under the Margin Loan Documentation), any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such securities and such other factors as Calculation Agent deems relevant; or

(ix)    (the failure or inability by Borrower to provide the IRS Form or certification pursuant to the first sentence of Section 2.08(h);

provided that no adjustment shall be made on account of (i) any cash dividend or distribution paid by Issuer that could not have a material adverse effect on the creditworthiness of Issuer, as determined by the Calculation Agent or (ii) any broadly distributed primary offering of any Shares for cash so long as the size of such offering does not exceed 20% of the market capitalization of Issuer at the time such offering is priced.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into to implement such Sections of the Code, and any law, regulation, rule, promulgation, guidance notes, practices or official agreement implementing an intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Administrative Agent from three federal funds brokers of recognized standing selected by it.

“First Cure Time” has the meaning specified in the definition of “Cure Time”.

“First Funding Date” means the date that the acquisition of the First Tranche Shares by Borrower is consummated.

“First Tranche Shares” means 11,414,676 Shares.

“Foreign Lender” means a Lender that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Free Float” means, as of any date of determination, the number of Shares equal to (i) the total number of Shares then issued and outstanding minus (ii) the total number of Shares “beneficially owned” within the meaning of Rule 13d-3 under the Exchange Act or otherwise held, without duplication, by (a) any officer or director of Issuer or (b) any “person” or “group” that “beneficially owns” (in each case within the meaning of Section 13(d) of the Exchange Act) more than 10% of the total Shares issued and outstanding, as determined by Calculation Agent by reference to any publicly available information issued by Issuer, any publicly available filings with, or order, decree, notice or other release or publication of, any Governmental Authority and/or any other publicly available information Calculation Agent reasonably deems relevant. For purposes of clause (ii) above, any Long Position relating to Shares held by any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act) shall be deemed to be “beneficial ownership” of the full number of Shares underlying such Long Position; provided that, for the avoidance of doubt, for purposes of clause (ii) above, Shares that are “beneficially owned” by more than one officer, director, “person” or group” shall be included only once in determining the total number of Shares “beneficially owned” by all officers, directors, “persons” and “groups”.

“Funding Account” means:

Deutsche Bank Trust Company Americas

Swift: BKTRUS33

ABA #: 021001033

A/C #: 01419647

A/C Name: Corporate Trust

FFC: PORT SC6656.1

Ref: HNA Eagle Holdco LLC Sec. Dep. Acct.

Attn: Nancy Yi

or such other account as identified by Borrower to the Administrative Agent in connection with any Advance.

“Funding Dates” means the First Funding Date and the Second Funding Date; provided that, if the Second Funding Date has not occurred by the Drawdown End Date, the First Funding Date shall be the only Funding Date.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (v) as an applicant in respect of any letter of credit or letter of credit guaranty issued to support such Indebtedness, or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “guarantee” as a verb has a corresponding meaning.

“HNA” means HNA Capital Group Co., Ltd., a company organized under the laws of the People’s Republic of China (or any successor thereto).

“Impacted Interest Period” has the meaning specified in the definition of “LIBOR”.

“Indebtedness” means, as to any Person as of any date of determination, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP, (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent payment obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) net payment or delivery obligations of such Person under any Swap Contract; (d) all payment obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than ninety (90) days after the date on which such trade account payable was created); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) capital leases and Synthetic Lease Obligations; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (h) all guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Debt in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Margin Loan Documentation and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 9.04(b).

“Independent Director” means an individual who has prior experience as an independent director, independent manager or independent member who is provided by CT Corporation System, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Lord Securities Corporation or another nationally recognized company that is not an Affiliate of Borrower, Parent or Issuer and that provides independent managers and other corporate services in the ordinary course of its business) and, with respect to Borrower, which individual:

(i)    is not, has never been, and will not while serving as Independent Director be, a Related Party of Borrower, Parent or Issuer (a “Disqualified Persons”) other than as an Independent Director;

(ii)    to the fullest extent permitted by law shall consider only the interests of Borrower, including its respective creditors, in acting or otherwise voting on Independent Director Matters; and

(iii)    is under no fiduciary duty to any Disqualified Person other than in its capacities as an independent director, independent manager, independent member, “springing member” or “special member” for such Disqualified Person, if applicable .

“Independent Director Matters” means those matters on which the relevant Independent Director must act, vote or otherwise participate in, as set forth in Borrower’s Organization Documents, as in effect on the date hereof.

“Information” has the meaning specified in Section 9.11.

“Initial LTV Ratio” has the meaning specified in the Additional Terms Letter.

“Insolvency Event” means, with respect to any Person, (i) the voluntary or involuntary liquidation, bankruptcy, insolvency, dissolution or winding-up of, or any analogous proceeding affecting, such Person, (ii) such Person institutes or has instituted against it by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, or consents to, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights with respect to such Person, or any other petition is presented by any such Person or any creditor of such Person or any Governmental Authority for such Person’s liquidation, bankruptcy, insolvency, dissolution or winding-up, or (iii) the occurrence of any event of the type set forth in Section 7.01(f) (with references therein to “Borrower” being deemed replaced by references to such Person).

“Interest Payment Date” means (a) each sixth month anniversary of the First Funding Date and (b) the Scheduled Maturity Date.

“Interest Period” means, for any Advance, each period (a) commencing on, and including, the calendar day immediately following any Interest Payment Date (or, in the case of the initial such period for such Advance, the date on which such Advance is made) and (b) ending on, and including, the next succeeding Interest Payment Date.

“Interest Reserve Amount” has the meaning specified in Section 7.01(f).

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the

LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“IRS” means the United States Internal Revenue Service.

“Issuer” means OM Asset Management plc, a corporation organized under the laws of England and Wales.

“Issuer Agreement” means each Issuer Agreement, dated as of the date hereof (or any later date on which any Person becomes an Applicable Lender), executed by Issuer, Seller Parent and a Lender, substantially in the form of Exhibit C.

“Issuer Change of Control” means any event or transaction, or series of related events or transactions, as a result of which a “person” or “group” becomes the “beneficial owner” of more than 35% of Issuer’s common equity (all within the meaning of Section 13(d) of the Exchange Act), as determined by the Calculation Agent; provided that, solely in the case of the “beneficial ownership” of Parent (as aggregated with the “beneficial ownership” of Borrower and any other “person” or “group” subject to aggregation of Issuer’s common equity with Parent and/or Borrower under Section 13(d) of the Exchange Act) (collectively, “Parent Group”), such 35% threshold will be deemed replaced with a threshold of 50%.

“Issuer Share Repurchase” means a repurchase by Issuer or any Subsidiary thereof of Shares, whether the consideration is cash, securities or otherwise.

“Issuer Trading Suspension” means the occurrence of five consecutive Disrupted Days.

“Judgment Currency” has the meaning specified in Section 9.14.

“Law” means, with respect to any Person, collectively, all international, foreign, U.S. federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case that is applicable to such Person or such Person’s business or operation and whether or not having the force of law.

“Lender” has the meaning specified in the preamble hereto, subject to Section 2.13.

“Lender Appointment Period” has the meaning specified in Section 8.07.

“Lender of Record” has the meaning set forth in the definition of “Required Lenders”.

“LIBO Screen Rate” has the meaning specified in the definition of “LIBOR”.

“LIBOR” means, with respect to any LIBOR Advance for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Bloomberg Page “US0006M Index <GO>” (or, in the event such rate does not appear on a Bloomberg Page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion from time to time; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then LIBOR shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBOR Advance” means, subject to Section 2.09, an Advance hereunder which uses LIBOR as its reference interest rate.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any instrument or arrangement having substantially the same economic effect as any of the foregoing).

“Long Position” means, with respect to shares of any type, any over-the-counter derivative instrument entered into with, or security or structured note issued by, a bank, dealer or other financial institution that, in each case, can reasonably be expected to hedge its equity price risk with respect to such shares, that is (i) a “call equivalent position” within the meaning of Rule 16a-1(b) of the Exchange Act, including any of the foregoing that would have been a “call equivalent position” but for the exclusion in Rule 16a-1 (c)(6) of the Exchange Act, or (ii) otherwise constitutes an economic long position in respect of such shares, in each case as determined by Calculation Agent by reference to any publicly available information issued by Issuer, any publicly available filings with, or order, decree, notice or other release or publication of, any Governmental Authority and/or any other publicly available information Calculation Agent reasonably deems relevant.

“LTPP Ratio” means, as of any date of determination, the quotient (expressed as a percentage) of (i) the Net Obligations, divided by (ii) the applicable Consideration (as defined in the Share Purchase Agreement).

“LTV Margin Call Level” has the meaning specified in the Additional Terms Letter.

“LTV Margin Release Level” has the meaning specified in the Additional Terms Letter.

“LTV Ratio” means, as of any date of determination, the quotient (expressed as a percentage) of (i) the Net Obligations, divided by (ii) the sum of (a) the Share Collateral Value on such date and (b) the product of (1) 100% less the Other Acceptable Collateral Haircut and (2) the aggregate fair market value of the Other Acceptable Collateral, as determined by the Calculation Agent, on such date.

“LTV Reset Level” has the meaning specified in the Additional Terms Letter.

“Mandatory Prepayment Amount” means, with respect to any Mandatory Prepayment Event, an amount equal to the Total Accrued Loan Amount as of the Scheduled Trading Day immediately preceding the date of the occurrence of such Mandatory Prepayment Event.

“Mandatory Prepayment Event” means any of the following:

(i)    the announcement of a transaction or event, or series of related transaction(s) or event(s), including, without limitation, a Merger Event or a Tender Offer, that would, if consummated, constitute, an Issuer Change of Control, or a Borrower Change of Control, in each case, as determined by the Calculation Agent; provided that in the case of an announcement by any Person of any transaction or event, or a series of related transactions or events, that, if consummated, would constitute, an Issuer Change of Control, a Mandatory Prepayment Event will not be deemed to have occurred until the earliest of (i) the 30th day following announcement thereof, (ii) the 15th day prior to the anticipated date of consummation thereof and (iii) only if such an announced event may result in exchange or conversion of the relevant Shares for or into property other than Cash in USD, the first date on which Borrower or any of its respective Affiliates directly or indirectly agrees or otherwise becomes obligated to tender any Shares therein or, if such agreement or obligation is entered into prior to the announcement of such an event, then at the time of such announcement (regardless of whether such agreement or obligation is subsequently revoked, amended or otherwise modified) (as determined by the Calculation Agent).

(ii)    any Stock Price Trigger Event;

(iii)    any Delisting or the announcement of any event that if consummated or completed would result in a Delisting;

(iv)    any Issuer Trading Suspension;

(v)    any Nationalization of Issuer;

(vi)    any Insolvency Event with respect to Issuer; or

(vii)    any Facility Adjustment Event or Potential Facility Adjustment Event occurs and the Calculation Agent determines that no adjustment could be made to the terms of the Facility pursuant to Section 9.01 that would produce a commercially reasonable result.

“Mandatory Prepayment Notice” has the meaning specified in Section 2.06(b).

“Margin Loan Documentation” means, collectively, this Agreement, the Security Agreement, the Control Agreements, the Issuer Agreements, the Parent Agreement, the Additional Terms Letter and each agreement or instrument delivered pursuant to the foregoing or the Collateral Requirement.

“Margin Regulation” means Regulation U or X, as applicable.

“Market Disruption Event” means an Early Closure, an Exchange Disruption or a Trading Disruption, in each case, which the Calculation Agent determines is material.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on (a) the business, assets, liabilities and financial condition of such Person, (b) the ability of such Person to perform any of its monetary obligations under the Margin Loan Documentation, (c) the Collateral, the Lenders’ Liens on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to Lenders under the Margin Loan Documentation.

“Material Nonpublic Information” means information regarding Issuer and its Subsidiaries that is not generally available to the public that a reasonable investor would likely consider important in deciding whether to buy, sell or hold Shares.

“Maximum Aggregate Commitment Amount” means $225,000,000.00.

“Maximum Rate” has the meaning specified in Section 9.16.

“Merger Event” means any transaction or event, or series of related transaction(s) and/or event(s), that is, or results in, or would, if consummated, result in, (i) a reclassification or change of the Shares that results in a transfer of or an irrevocable commitment to transfer all of the Shares outstanding to another Person, (ii) (A) a consolidation, amalgamation, merger or binding share exchange of Issuer with or into, or a sale or other disposition of all or substantially all of Issuer’s consolidated assets to, another Person (other than a consolidation, amalgamation, merger or binding share exchange in which Issuer is the continuing Person and the Shares are not exchanged for, or converted into, any other securities or property), or (B) any acquisition or similar transaction (including pursuant to a consolidation, amalgamation, merger or binding share exchange) by Issuer or any Subsidiary thereof, excluding (a) any transaction between Issuer and any of its wholly-owned Subsidiaries or among any such wholly-owned Subsidiaries and (b) any transaction for which (x) Issuer or the relevant Subsidiary is the continuing Person and the Shares are not exchanged for, or converted into, any other securities or property, and (y) the enterprise value of the Person or Persons being acquired (or, in the case of an acquisition of assets, the fair market value thereof) is less than 50% of the enterprise value of Issuer, in each case, as of the date on which the transaction is announced, as determined by the Calculation Agent or (iii) a takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any Person in which such Person purchases or obtains, or, if such transaction or event were consummated, would purchase or obtain, 100% of the outstanding Shares of Issuer (other than such Shares owned or controlled by such other Person), in each case, as determined by the Calculation Agent; provided that any merger of Issuer solely for the purpose, and with the sole effect, of changing Issuer’s jurisdiction of incorporation, that results in a reclassification, conversion or exchange of outstanding Shares solely into shares of common stock of the surviving entity shall not be a Merger Event.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Nationalization” means that (a) all or substantially all of the Shares, or all or substantially all of the assets of Issuer, are nationalized, expropriated or are otherwise required to be transferred to any Governmental Authority or (b) the adoption, promulgation, enactment, order, decree, announcement or such other action or statement as the Calculation Agent deems relevant, by or with effect on any Governmental Authority at any time, of any event or circumstance (whether or not subsequently amended or appealed) that, if completed, would lead to any event set forth in the immediately preceding clause (a).

“Net Cash Proceeds” means, with respect to any Permitted Sale Transaction or Permitted Tender Offer Transaction, the gross proceeds from such transaction less (i) U.S. taxes payable in respect of such transaction, (ii) customary brokerage or underwriting fees in respect of such transaction and (iii) customary legal fees and expenses related to such transaction.

“Net Obligations” means, as of any date of determination, the Total Loan Principal Amount on such date less the sum of (i) the face amount of all Cash credited to the Collateral Accounts on such date, excluding the Interest Reserve Amount, (ii) 99% of the aggregate fair market value of Cash Equivalents constituting Acceptable Collateral on such date, as determined by the Calculation Agent, and (iii) the aggregate amount available to be drawn under any Eligible Letters of Credit that have been provided to the Applicable Lenders.

“Net PIK Amount” means, initially zero Dollars, (i) as increased, from time to time, by the aggregate amount of any interest paid in kind pursuant to clause (i) of the proviso in the first sentence of Section 2.03(a), and (ii) as reduced from time to time, but not below zero Dollars, by the aggregate amount of any prepayment of principal pursuant to Section 2.06(a).

“Non-Consenting Lender” shall mean any Lender that does not approve any consent, waiver or amendment that requires the consent of such Lender.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a federal funds broker of recognized standing selected by it; provided further that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all Advances to, and all debts, liabilities, obligations, covenants, indemnifications, and duties of, Borrower arising under any Margin Loan Documentation or otherwise with respect to the Advances, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower of any proceeding under any Debtor Relief Laws naming Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding.

“Ordinary Cash Dividend” means any regular, periodic dividend, as determined by the Calculation Agent.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the limited liability company agreement or operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Lender” means JPMorgan Chase Bank, N.A., London Branch, as Lender.

“Other Acceptable Collateral” means any Collateral (including Shares) that does not constitute Acceptable Collateral pursuant to clause (a) or (b) of the definition thereof, and is satisfactory to the Administrative Agent in its sole discretion (subject to Section 8.09).

“Other Acceptable Collateral Haircut” means a commercially reasonable discount to the value of any Other Acceptable Collateral, determined by the Calculation Agent, taking into account any applicable Transfer Restrictions, liquidity, volatility and other factors that the Calculation Agent deems appropriate, expressed as a percentage.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between a Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Margin Loan Documentation, or sold or assigned an interest in any Advance or Margin Loan Documentation).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Margin Loan Documentation, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment but including, for the avoidance of doubt, any UK stamp duty or stamp duty reserve tax on any transfer, or agreement to transfer, the Shares.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent” means HNA Capital (U.S.) Holding LLC, a Delaware limited liability company.

“Parent Agreement” means the Parent Agreement, dated as of the date hereof, between the Parent and the Administrative Agent, substantially in the form set forth in Exhibit E hereto.

“Participant” has the meaning specified in Section 9.07(c).

“Participant Register” has the meaning specified in Section 9.07(c).

“Pension Plan” means any employee benefit plan that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed to by, Borrower or any of its ERISA Affiliates.

“Permitted Affiliates” shall mean, with respect to any Lender, any commercial banks, insurance companies, investment or mutual funds or any other entity, in each case, which extends credit or buys loans in the ordinary course of business and that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such Lender, and in no event shall a Permitted Affiliate include: (i) any entity (including such entity’s respective direct or indirect subsidiaries) primarily engaged in the hospitality, travel and tourism business and (ii) any affiliated funds or other related entities the principal activity of which is purchasing, investing in or trading distressed debt.

“Permitted Borrower CoC Announcement” means the public announcement, including any public announcement as defined in Rule 165(f) of the Securities Act, by Parent of an agreement to engage in a transaction that, if completed, would result in a Borrower Change of Control; provided that:

(i) the Administrative Agent determines that the terms of such transaction include arrangements for the repayment in full of the Total Accrued Loan Amount then outstanding (including, without limitation, any Prepayment Fee), which arrangements may include the provision of pay-off arrangements, including execution and delivery of a pay-off letter, in the operative agreement or agreements governing the relevant transaction, that are reasonably satisfactory (including, by taking into account incremental credit, legal or reputational risk to the Lenders);

(ii) within one (1) Business Day of entry into the operative agreement or agreements governing the relevant transaction, Borrower causes the Parent and, if applicable, any affiliated sellers in the relevant transaction to provide to the Administrative Agent, for the benefit of each Lender and Agent hereunder, a written acknowledgment that the consummation of such

Borrower Change of Control will constitute a Mandatory Prepayment Event hereunder (and that the announcement of such transaction will constitute a Mandatory Prepayment Event in respect of which Borrower is obligated to prepay the Loans under Section 2.06 unless such announcement satisfies, and continues to satisfy, the requirements of this Permitted Borrower CoC Announcement definition); and

(iii) Borrower shall have provided such other information and/or assurances as the Administrative Agent or any Lender may reasonably request.

“Permitted Liens” means (a) Liens imposed by Law for taxes that are not yet due, (b) Liens arising by operation of Law, (c) Liens granted to the Applicable Lenders or the Custodian pursuant to the Security Agreement and Control Agreements, (d) Liens arising under the Custodian’s standard terms and conditions in connection with the account-opening process solely with respect to the Collateral Accounts and (e) Liens routinely imposed on all securities by the Custodian, to the extent permitted under the Control Agreements.

“Permitted Loan Transaction” has the meaning specified in Section 6.15.

“Permitted Sale Transaction” has the meaning specified in Section 2.06(d)(i).

“Permitted Share Repurchase” means any publicly disclosed repurchase by Issuer of shares of Issuer in open-market transactions at prevailing market prices in an amount that does not, when aggregated with any and all previous such repurchases occurring in the same twelve (12) month period, exceed 5% of Issuer’s market capitalization.

“Permitted Tender Offer Transaction” has the meaning specified in Section 2.06(f).

“Permitted Transaction Collateral Shares” has the meaning specified in Section 6.15.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Interest Conditions” means that each of the following is satisfied as of the date which is at least five (5) Business Days prior to the applicable Interest Payment Date (x) no Event of Default has occurred and is continuing, (y) the LTV Ratio, after giving effect to the payment in kind of the interest due on such Interest Payment Date, is not higher than the LTV Margin Call Level and (z) no Event of Default pursuant to Section 7.01(f), but without regard to the proviso thereto, with respect to Parent has occurred and is continuing.

“Plan Asset Regulation” means Department of Labor Regulation 29 C.F. R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

“Potential Facility Adjustment Event” means the announcement by any Person of any transaction or event, or any series of related transactions or events, that, if consummated, completed or effected, would constitute a Facility Adjustment Event, or of any material change therein or the termination thereof, all as determined by the Calculation Agent.

“Prepayment Fee” has the meaning specified in Section 2.04.

“Prepayment Fee End Date” means the date that is 18 months after the Second Funding Date, or if such day is not a Business Day, the next succeeding Business Day; provided that if the Second Funding Date has not occurred by the Drawdown End Date, the Prepayment Fee End Date shall be the date that is 18 months after the Drawdown End Date, or if such day is not a Business Day, the next succeeding Business Day.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Administrative Agent as the prime rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The Administrative Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Rata Basis” means (i) for purposes of determining the allocation of Collateral of any type among the Collateral Accounts controlled by, or the allocation of Eligible Letters of Credit provided to, the Applicable Lenders, in proportion to each Applicable Lender’s Applicable Percentage (in each case, taken together with the Applicable Percentages of all Agented Lenders with respect to such Applicable Lender), (ii) for purposes of determining the allocation of interest payments among Lenders, in proportion to the interest that has accrued and remains unpaid on each Lender’s Advances and (iii) for all other purposes, in proportion to each Lender’s Applicable Percentage, subject, in each case, to rounding to the nearest Share, USD 0.01 or item or unit of other securities or property, as applicable.

“Purchaser Representations” means the following representations, warranties and agreements made by an assignee or participant, as applicable: (a) a representation that such assignee or participant is not Borrower, Parent or Issuer or an “affiliate” (within the meaning of Rule 144) of Borrower, Parent or Issuer, (b) an acknowledgment that such assignee or participant fully understands any restrictions on transfers, sales and other dispositions in the Margin Loan Documentation or relating to any Collateral consisting of the Collateral Shares, (c) a covenant that such assignee or participant will only assign its Advances or sell its participation or participations therein pursuant to documentation including such Purchaser Representations, (d) an acknowledgement by such assignee or participant that the Collateral Shares forming part of the Collateral cannot be sold without registration under the Securities Act or under an available exemption from the registration requirements under the Securities Act, including, if available, the exemption provided by Rule 144, (e) an acknowledgment that such assignee or participant is not entering into such assignment or participation on the basis of any Material Nonpublic Information with respect to Borrower, Parent, Issuer, their Subsidiaries or their securities, and, if applicable, it has implemented reasonable policies and procedures, taking into consideration the nature of its business, to ensure that individuals making investment decisions would not violate the laws prohibiting trading on the basis of Material Nonpublic Information (it being understood that such assignee or participant may have Material Nonpublic Information on the private side of its information wall, sometimes referred to as a “Chinese Wall,” at the time of such assignment or participation); provided that, for the avoidance of doubt, “Material Nonpublic Information with respect to Borrower, Parent, Issuer, their Subsidiaries or their securities” shall not include any information made available to both the assignee and the assignor or both the participant and the seller of a participation interest, as the case may be, and (f) an acknowledgment that it has made an independent decision to purchase its Advances or participation based on information available to it, which it has determined adequate for the purpose.

“Reference Price” means, at any time on any date of determination, the Closing Sale Price (a) on that date of determination, in the event that such determination is made after 4:00 p.m. on any Scheduled Trading Day that is not a Disrupted Day and (b) otherwise, on the immediately preceding Scheduled Trading Day that is not a Disrupted Day; provided that in the event any such Scheduled Trading Day is a Disrupted Day, the Reference Price shall be as determined by the Calculation Agent.

“Register” has the meaning specified in Section 9.07(b).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated October 8, 2014, among Issuer, the Selling Entity, and Seller Parent.

“Regulation D” means Regulation D issued by the FRB.

“Regulation U” means Regulation U issued by the FRB.

“Regulation X” means Regulation X issued by the FRB.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Requested Amount” has the meaning specified in Section 2.01(c).

“Required Lenders” means, at any time, Lenders with Applicable Percentages that in the aggregate exceed 50%, subject to Section 2.13; provided that, for the purposes of calculating “Required Lenders”, (a) if a Lender (the “Assigning Lender”) has assigned any portion of its Advances to a Permitted Affiliate, such Permitted Affiliate shall vote its Advances (or related exposure thereto) in the same way as such Assigning Lender and the aggregate amount of all Advances held by any Lender (or related exposure thereto) shall be voted in the same way and (b) with respect to a Lender that has entered into a participation or derivative hedging transaction which is permitted under Section 9.07(c), or any Lender hereunder (each, a “Lender of Record”), such Lender of Record shall only be entitled to vote its entire Applicable Percentage in one way and no split voting shall be permitted.

“Required Sale Proceeds Amount” has the meaning specified in Section 2.06(d)(i)(A).

“Responsible Officer” means, with respect to any Person, any of the chief executive officer, chairman, president, chief financial officer, chief strategy officer or any vice president, secretary, assistant secretary or director of such Person.

“Restricted Transaction” means, in respect of Borrower or any other Aggregated Person of Borrower, (i) any financing transaction secured by or referencing any Shares, (ii) any grant,

occurrence or existence of any Lien or other encumbrance on any Shares (other than any Permitted Lien) or (iii) any sale, swap, hedge (including by means of a physically- or cash-settled derivative or otherwise) or other transfer of, or relating to, any Shares; provided that a Restricted Transaction shall not include (x) Borrower’s entry into this Facility, (y) any Permitted Sale Transaction or (z) any Permitted Loan Transaction.

“Rule 144” means Rule 144 under the Securities Act.

“S&P” means S&P Global Ratings, a Standard and Poor’s Financial Services LLC business or any successor thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Maturity Date” means the third anniversary of the Second Funding Date; provided that, if the Second Funding Date has not occurred by the Drawdown End Date, the Scheduled Maturity Date shall mean the third anniversary of the Drawdown End Date; provided further that if Borrower gives notice to the Administrative Agent not less than two months prior to such date, Lenders will negotiate in good faith with Borrower to extend the Scheduled Maturity Date (it being understood that any Lender’s decision to consent to any such extension will be made in such Lender’s sole discretion).

“Scheduled Trading Day” means any day on which the Exchange is scheduled to be open for trading for its regular trading session or, in the event that the Shares are not listed, traded or quoted on any Designated Exchange, any Business Day.

“Second Cure Time” has the meaning specified in the definition of “Cure Time”.

“Second Funding Date” means the date that the acquisition of the Second Tranche Shares by Borrower is consummated.

“Second Tranche Shares” means a number of Shares equal to 24.95% of the outstanding Shares minus the First Tranche Shares, to be specified by the Borrower to the Administrative Agent in writing prior to the Second Funding Date.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Agreement” means the Pledge and Security Agreement, dated as of the Effective Date, executed by Borrower and the Administrative Agent in favor of each Lender party thereto or party to a Joinder Agreement (as defined therein), substantially in the form of Exhibit A.

“Seller Parent” means Old Mutual plc.

“Selling Entity” means OM Group (UK) Limited.

“Separateness Provisions” has the meaning specified in Section 5.09.

“Set-off Party” has the meaning specified in Section 9.13.

“Settlement Agreement” means the Settlement Agreement, dated on or about the Effective Date, by and among Borrower, the Lenders, the Selling Entity, the Custodian and each other party thereto, substantially in the form of Exhibit F.

“Share Collateral Value” means, at any time, the product of (a) the aggregate number of Collateral Shares that constitute Acceptable Collateral, (b) the Reference Price and (c) the Collateral Value Adjustment Factor, in each case, at such time.

“Share Hedging Transactions” has the meaning specified in Section 9.04(d).

“Share Purchase Agreement” means that certain Share Purchase Agreement, dated March 24, 2017, among HNA Capital (U.S.) Holding LLC, Selling Entity and Seller Parent, as in effect on the date hereof.

“Shareholder Agreement” means that certain Shareholder Agreement, dated October 8, 2014, among Issuer, Selling Entity and Seller Parent.

“Share Segregation Condition” means that, with respect to any Collateral Share, that such Collateral Share is and, at all times at or after the time at which such Collateral Share was transferred by or on behalf of Borrower or its Affiliates to a Collateral Account, has been held in a sub-account of such Collateral Account that (i) solely contains Collateral Shares that (x) were transferred by or on behalf of Borrower or its Affiliates to a Collateral Account on the same Funding Date as such Collateral Share and (y) are subject to no Transfer Restrictions other than Transfer Restrictions to which such Collateral Shares are subject, (ii) bears a separate sub-account number from the sub-account number of, and the contents of which are otherwise segregated from, and not commingled with, the contents of, any other sub-account of any Collateral Account containing Collateral Shares that were transferred by or on behalf of Borrower or its Affiliates to a Collateral Account on any other Funding Date and/or that are subject to any other Transfer Restrictions and (iii) each Lender holds the Collateral Shares of such type in accordance with their respective Applicable Percentages. For the avoidance of doubt, and without limitation of the foregoing, the First Tranche Shares and the Second Tranche Shares shall be held in separate sub-accounts of the Collateral Accounts.

“Shares” means ordinary shares, nominal value $0.001 per share, of Issuer.

“Side Letter Agreement” means the Side Letter Agreement between the Administrative Agent and HNA Capital Group Co., Ltd., in form and substance reasonably satisfactory to Administrative Agent and each of the Lenders.

“Specified Eligible Assignee” means each entity listed in Schedule II and their Affiliates.

“Stated Amount” means, for any Eligible Letter of Credit, the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), (a) the numerator of which is the number one and (b) the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject with respect to Adjusted LIBO Rate (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to such Regulation D. LIBOR Advances shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of, or credit for, proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stock Price Trigger Event” means, on any Exchange Business Day, that the Reference Price for such Exchange Business Day is less than the Stock Price Trigger Threshold in effect at such time, as determined by the Calculation Agent.

“Stock Price Trigger Threshold” has the meaning specified in the Additional Terms Letter.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which the majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Swap Contract” means (a) any and all rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender or any Affiliate of any Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so- called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender Offer” means a takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any Person that results, or, if consummated, would result, in such Person purchasing, or otherwise obtaining or having the right to obtain, by conversion or other means, greater than 10% of the Free Float, as determined by the Calculation Agent, based upon the making of filings with governmental or self-regulatory agencies or such other publicly available information as the Calculation Agent deems relevant; provided, however, that neither a Permitted Share Repurchase nor the consummation of the acquisition of the Second Tranche Shares shall be deemed a “Tender Offer” for the purposes of the Margin Loan Documentation.

“Total Accrued Loan Amount” means, at any time, the Total Loan Principal Amount, together with accrued and unpaid interest thereon, accrued and unpaid fees (including, without limitation, any Prepayment Fee to the extent due and payable), and all reimbursable expenses and other Obligations (other than contingent indemnification obligations for which no claim has been asserted) together with accrued and unpaid interest thereon to such time.

“Total Loan Principal Amount” means, at any time, the aggregate outstanding principal amount of all Advances (including, for the avoidance of doubt, any interest that has been paid in kind).

“Trading Disruption” means any suspension of or limitation imposed on trading by the Exchange on any Scheduled Trading Day (whether by reason of movements in price exceeding limits permitted by the Exchange or otherwise) relating to the Shares.

“Transactions” means the execution, delivery and performance by Borrower and Parent of the Margin Loan Documentation to which they are a party, the grant of the security interest contemplated hereby or thereby and all transactions contemplated under the Margin Loan Documentation, including the borrowing of the Advances and use of proceeds thereof.

“Transfer Restrictions” means, with respect to any item of Collateral, any condition to or restriction on the ability of the owner or any pledgee thereof to pledge, sell, assign or otherwise transfer such item of Collateral or enforce the provisions thereof or of any document related thereto whether set forth in such item of Collateral itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or other transfer or enforcement for such item of Collateral be consented to or approved by any Person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitation on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such item of Collateral, (iii) any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such item of Collateral, prior to the sale, pledge, assignment or other transfer or enforcement of such item of Collateral, and (iv) any registration or qualification requirement or prospectus delivery requirement for such item of Collateral pursuant to any federal, state, local or foreign securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such item of Collateral being a “restricted security” or Borrower being an “affiliate” of the issuer of such item of Collateral, as such terms are defined in Rule 144).

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Undrawn Fee” has the meaning specified in the Additional Terms Letter.

“United States” and “U.S.” mean the United States of America.

“Upfront Fee” has the meaning specified in the Additional Terms Letter.

“VAT” means (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) above, or imposed elsewhere.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02    Times Of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.03    Terms Generally.

(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) except to the extent Agents’ or Lenders’ consent is required as provided herein, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. In the computation of periods of time from a specified date to a later specified date, unless expressly specified otherwise, the word “from” means “from and including” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(b)    Section headings herein and in the other Margin Loan Documentation are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Margin Loan Documentation.

(c)    Determinations, consents, approvals or any other actions or non-actions taken by or determined by any Agent or Lender shall be made in good faith and, unless otherwise stated herein, its sole discretion.

Section 1.04    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrower notifies Administrative Agent, who shall give to each Lender prompt notice thereof, that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Administrative Agent, upon the request of any Lender, notifies Borrower that such Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE 2.

AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01    The Advances.

(a)    Subject to the terms and conditions set forth herein, each Lender severally agrees to make a loan in Dollars to Borrower on each Funding Date in an amount equal to the Requested Amount for such Funding Date multiplied by such Lender’s Applicable Percentage (up to an aggregate amount equal to the amount of such Lender’s Commitment as set forth on Schedule I hereto) (any such loan, an “Advance”). After Administrative Agent’s receipt of such funds on the relevant Funding Date, and upon fulfillment of the conditions set forth in Article 4, Administrative Agent shall make such funds as it has received available to Borrower by depositing such funds into the Funding Account; provided that Administrative Agent shall, at Borrower’s request, net any Advance due to Borrower against any amount payable hereunder in accordance with each Lender’s respective Applicable Percentage. The Commitments shall be permanently reduced on a dollar-for-dollar basis by the aggregate amount of Advances made on any Funding Date. Any remaining Commitments shall terminate on the earliest of (i) the Drawdown End Date, (ii) the occurrence of the Tranche 2 Closing Date (as defined in the Share Purchase Agreement) and (iii) the termination of the Share Purchase Agreement. Borrower may, at any time, terminate all or any part of the Commitments by notifying the Administrative Agent in writing and making any payments required under Section 2.04(a).

(b)    Any Advance or any portion thereof, once prepaid or repaid, may not be reborrowed.

(c)    At least two Business Days prior to each Funding Date, Borrower shall so notify Administrative Agent in writing in substantially the form of Exhibit I (a “Borrowing Notice”), and such Borrowing Notice shall include the total amount to be drawn on such Funding Date (the “Requested Amount”); provided that (x) with respect to the First Funding Date, the Requested Amount must be less than or equal to the Maximum Aggregate Commitment Amount, (y) with respect to the Second Funding Date, the Requested Amount must be less than or equal to the excess of the Maximum Aggregate Commitment Amount over the aggregate amount of all Advances made with respect to the First Funding Date, and (z) with respect to any Funding Date, the Requested Amount must be less than or equal to an amount that would result in (i) the LTV Ratio exceeding the LTV Margin Call Level and (ii) if the LTV Ratio would exceed 50%, the LTPP Ratio exceeding 50%, in each case, after giving effect to the Advance of such amount (and the related delivery of Collateral Shares).

Section 2.02    Repayment Of Advances. Borrower hereby unconditionally promises to pay to Administrative Agent (or to an account designated by Administrative Agent) the Total Accrued Loan Amount on the Scheduled Maturity Date or any earlier date on which the Total Accrued Loan Amount becomes due and payable pursuant to the terms hereof. Administrative Agent shall promptly notify each Lender of the amount of such Lender’s Applicable Percentage of such repayment. After Administrative Agent’s receipt of the entire amount of the repayment, Administrative Agent shall transfer the repayment to each Lender, in accordance with such Lender’s Applicable Percentage with respect to the Facility

Section 2.03    Interest.

(a)    Ordinary Interest. Subject to Section 2.03(b), the principal amount of each Advance, and any compounded interest thereon, shall accrue interest at a rate per annum equal to the Applicable Rate, and such interest shall be payable on each Interest Payment Date; provided that if Borrower elects, by written notice to Administrative Agent at least five (5) Business Days’ prior to any Interest Payment Date (which election may only be made if the PIK Interest Conditions are satisfied on such date), all or any portion of the interest that would otherwise be payable on such Interest Payment Date in cash may be, if so elected, paid in kind, in which case (i) the amount of such interest (or the portion thereof) that will be paid in kind will be added, as of such Interest Payment Date, to the outstanding principal amount of the Advances on a Pro Rata Basis, and (ii) the remainder of such interest (if any) shall continue to be payable in cash on the Interest Payment Date. The total amount of interest due on each Interest Payment Date shall be computed by the Calculation Agent on the immediately preceding Business Day, calculated on the basis of the actual days elapsed and a year of 360 days, in the case of LIBOR Advances, and calculated on the basis of the actual days elapsed and a year of 365 or 366 days, as the case may be, in the case of any Base Rate Advances.

(b)    Default Interest. Notwithstanding the foregoing, if any amount is not paid when due hereunder, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum equal at all times to two percent (2%) above the Applicable Rate from the date such amount was due to but excluding the date that such amount shall be paid in full, payable on demand (and in any event in arrears on the date such amount shall be paid in full).

Section 2.04    Fees.

(a)    Prepayment Fee. If, on or prior to the Prepayment Fee End Date, (i) any Advance is prepaid or repaid, in whole or in part, by Borrower and/or any of its Affiliates (other than in connection with a Mandatory Prepayment Event where HNA or any of its direct or indirect Subsidiaries has neither caused nor controls the occurrence of the applicable Mandatory Prepayment Event ) or (ii) any of the Commitments are terminated (other than any dollar-for-dollar reduction of Commitments as a result of the making of Advances on any of the Funding

Dates), Borrower shall pay to each Lender a prepayment fee (the “Prepayment Fee”) on any such date of prepayment, repayment or termination, as applicable, equal to the product of (x) the principal amount of such Lender’s Advance so prepaid or the terminated portion of such Lender’s Commitment, as applicable, (y) the Applicable Margin and (z) a fraction, the numerator of which is the number of days remaining from the date of such prepayment until the Prepayment Fee End Date and the denominator of which is 360; provided that no Prepayment Fee shall be applicable for any payments with respect to the Net PIK Amount; provided, further, that notwithstanding the foregoing, no Prepayment Fee shall be payable if the Commitments are terminated and/or any Advances are prepaid or repaid, in whole or in part., as a result of (1) the failure of the Tranche 2 Regulatory Approvals (as defined in the Share Purchase Agreement) to be obtained, (2) the termination of the Share Purchase Agreement as a result of the Seller Parent failing to perform or observe the covenants and agreements set forth therein or (3) with respect to any Lender’s Commitment, in connection with a Permitted Loan Transaction in which such Lender participates the effect of which is to refinance such Lender’s Commitment and/or Advances owing to it hereunder. For the avoidance of doubt, no Prepayment Fee shall be payable in respect of a prepayment for which the date of the prepayment falls on or after the Prepayment Fee End Date.

(b)    Eligible Chinese Letter of Credit Fees. Borrower agrees to pay to the Administrative Agent for the account of each Lender a letter of credit fee (the “Eligible Chinese Letter of Credit Fee”) equal to the product of (x) the Stated Amount of any Eligible Chinese Letter of Credit, (y) the applicable Acceptable Chinese Letter of Credit Issuer Spread and (z) a fraction, the numerator of which is the number of days for which such Eligible Chinese Letter of Credit is outstanding and the denominator of which is 360. The Eligible Chinese Letter of Credit Fee with respect to any Eligible Chinese Letter of Credit shall accrue from the date that is 30 days after the date such Eligible Chinese Letter of Credit is provided to an Applicable Lender until the date that the Eligible Chinese Letter of Credit is no longer an Eligible Chinese Letter of Credit pursuant to the definition thereof and be payable (to the extent accrued) on each Interest Payment Date after such Eligible Chinese Letter of Credit is provided until such fee is paid in full.

Section 2.05    Interest Rate Determinations. Administrative Agent shall give notice to Borrower of the applicable interest rates for the purposes of Section 2.03 and any calculation related thereto.

Section 2.06    Prepayments Of Advances; Collateral Shortfall; Withdrawal Of Collateral.

(a)    Borrower may prepay the outstanding principal amounts of the Advances (including with Cash held as Collateral), in whole or in part, together with accrued and unpaid interest thereon and any amount due under Section 2.07(f) (and, in the case of a prepayment of all Advances, all other Obligations that are then due and payable or will become due and payable on account of such prepayment), at any time and from time to time upon written notice thereof given to Administrative Agent (which notice shall be irrevocable), who shall give to each Lender prompt notice thereof, by Borrower not later than 12:00 p.m. on the date five Business Days prior to the date of any such prepayment; provided, however, that (i) each prepayment shall be made on a Pro Rata Basis and (ii) each partial prepayment of the Advances shall be in an aggregate principal amount of $25,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the remaining Total Accrued Loan Amount). Notwithstanding anything in this Section 2.06(a) to the contrary, the notice requirements and prepayment minimum amount requirements shall be waived with respect to any prepayment made pursuant to Section 2.06(c), Section 2.06(d)(i)(A) or Section 5.10. Advances prepaid pursuant to this Section 2.06 may not be re-borrowed.

(b)    Mandatory Prepayment.

(i)    Following the occurrence of any Mandatory Prepayment Event, Administrative Agent may, or upon request of any Lender shall, provide written notice to Borrower that it is requiring a payment of the applicable Mandatory Prepayment Amount (such notice, a “Mandatory Prepayment Notice”).

(ii)    At each Cure Time following the delivery of a Mandatory Prepayment Notice, (x) Borrower shall pay, in accordance with Section 2.11, the portion of the applicable Mandatory Prepayment Amount (together with any amount payable in connection therewith pursuant to Section 2.04(a)) described below and (y) all Commitments shall immediately be terminated; provided that, solely in the case of a Mandatory Prepayment Event that arises solely pursuant to clause (i) of the definition thereof upon the occurrence of a Permitted Borrower CoC Announcement (it being understood that this proviso shall have no effect on the Cure Times with respect to (x) any announcement other than a Permitted Borrower CoC Announcement or (y) any announcement that ceases to satisfy the requirements set forth in the definition of Permitted Borrower CoC Announcement), each of the First Cure Time and the Second Cure Time will be the time immediately prior the consummation of the related Borrower Change of Control:

Cure Time	Portion of the Mandatory Prepayment Amount to be paid
First Cure Time	50%
Second Cure Time	50%

(c)    Collateral Shortfall.

i.

If a Collateral Shortfall occurs on any date, the Calculation Agent shall promptly notify the Administrative Agent of the occurrence of such Collateral Shortfall and the Administrative Agent will deliver a notice in the form set forth in Exhibit D hereto to Borrower and all other Lenders of the occurrence of such Collateral Shortfall (such notice, a “Collateral Call Notice”) not later than 8:00 p.m. on such date or, if the Administrative Agent has not delivered such notice by 7:00 p.m. on the same date, having been previously requested to do so by any Lender, then such Lender may deliver a Collateral Call Notice to Borrower by email not later than 8:00 p.m. on the same date. Upon Borrower’s receipt of any Collateral Call Notice in accordance with Section 9.02, Borrower shall, prior to the applicable Cure Time, in an aggregate amount sufficient to cause the LTV Ratio (determined based on the Reference Price as in effect on the date that the Collateral Shortfall occurred) to be less than or equal to the LTV Reset Level, cause Cash, Cash Equivalents or Other Acceptable Collateral to be posted to the Collateral Accounts and/or provide Eligible Letters of Credit on a Pro Rata Basis to the Applicable Lenders. A Collateral Shortfall shall be considered “cured” at the time that Borrower causes the LTV Ratio (determined based on the Reference Price as in effect on the date that the Collateral Shortfall occurred) to be less than or equal to the LTV Reset Level pursuant to this Section 2.06(c)(i).

ii.	Not later than 2:00 p.m. on the Scheduled Trading Day following the first Scheduled Trading Day on which Borrower has received (in accordance with Section 9.02) the relevant Collateral Call Notice by the Collateral Call Notice Deadline, Borrower shall deliver a notice to Administrative Agent (which notice may be given by email) (x) acknowledging Borrower’s receipt of such Collateral Call Notice, (y) confirming that Borrower will cure the relevant Collateral Shortfall prior to the Cure Time and (z) stating the manner in which Borrower will cure such Collateral Shortfall.

iii.	(A) If any letter of credit ceases to be an Eligible Chinese Letter of Credit pursuant to clause (x) of the second proviso to the definition of “Eligible Chinese Letter of Credit,” (i) the Applicable Lender with respect to such Eligible Chinese Letter of Credit shall promptly, but not later than 8:00 p.m. on the second Business Day immediately preceding the last day of the 90-day period or 180-day period specified therein, notify Borrower, all other Lenders, Calculation Agent and Administrative Agent that such event is scheduled to occur and (ii) Borrower shall, no later than 3:00 p.m. on the last day of such 90-day period or 180-day period, as applicable, (x) cause Cash, Cash Equivalents or Other Acceptable Collateral to be posted to the Collateral Accounts and/or (y) replace such letter of credit with an Eligible Non-Chinese Letter of Credit, in each case, in an aggregate amount or value equal to the Stated Amount of such letter of credit and on a Pro Rata Basis with respect to the Applicable Lenders; or (B) if any letter of credit ceases to be an Eligible Letter of Credit for any other reason, then on or before 12:00 p.m. on the second Business Day following such other event, the Applicable Lender shall promptly notify Borrower, all other Lenders, Calculation Agent and Administrative Agent of the occurrence of such event not later than 8:00 p.m. on the same date and upon Borrower’s receipt of any such notice, Borrower shall promptly, and in any event by 3:00 p.m. on the second Business Day following the day on which Borrower has received such notice, (x) cause Cash, Cash Equivalents or Other Acceptable Collateral to be posted to the Collateral Accounts and/or (y) replace such letter of credit with an Eligible Letter of Credit, in each case, in an aggregate amount or value equal to the stated amount of such letter of credit and on a Pro Rata Basis with respect to the Applicable Lenders.

Borrower and each Applicable Lender shall use commercially reasonable efforts to ensure that Custodian provides online informational access (or, if such online access is not available, to timely deliver account statements and advices of transactions) for all Collateral Accounts to Administrative Agent.

(d)    Borrower shall only be permitted to request the release of Collateral if (x) Borrower delivers written notice of such release to Administrative Agent (who shall give to each Applicable Lender prompt notice thereof) on or before 12:00 p.m. on the fifth Business Day prior to the requested date of the release, and (y) Administrative Agent is reasonably satisfied that the additional conditions set forth in one of clauses (i) through (iii) below are met (in which case Administrative Agent shall promptly so notify each Applicable Lender):

(i)    Borrower may request a release of Collateral Shares on a Pro Rata Basis (a) for the purpose of settling sales of such Collateral Shares for Cash (any such sale, a “Permitted Sale Transaction”) or (b) pursuant to a Permitted Tender Offer Transaction; as long as, on the date of such release:

(A)    to the extent necessary, a portion of the Net Cash Proceeds of each such sale will be paid, on a delivery versus payment basis against the delivery of the relevant Collateral Shares from the relevant Collateral Accounts or pursuant to escrow arrangements reasonably acceptable to each Applicable Lender, to Administrative Agent in accordance with Section 2.11 to (x) prepay the Total Accrued Loan Amount, on a Pro Rata Basis, in an amount sufficient to cause the LTV Ratio, after giving effect to such release and such prepayment, to be less than or equal to the LTV Reset Level and (y) make any payment required under Section 5.10 (the aggregate amount required to be paid under clauses (x) and (y), the “Required Sale Proceeds Amount”); and

(B)    no Mandatory Prepayment Event shall have occurred (unless such Mandatory Prepayment Event has been cured or waived) and no Default, Event of Default or Facility Adjustment Event shall have occurred and be continuing or would result from such release.

Notwithstanding the foregoing, if, at the time of a Permitted Sale Transaction, the Second Tranche Shares are subject to any Existing Transfer Restrictions, Borrower may not request a Permitted Sale Transaction with respect to the First Tranche Shares unless all Second Tranche Shares have been previously released from the Collateral Accounts.

To facilitate a sale of Collateral Shares pursuant to this clause (i), each Applicable Lender shall release its Lien over the Collateral Shares being sold immediately upon its receipt of the related Required Sale Proceeds Amount, and shall, if required, enter into any escrow or other arrangement reasonably satisfactory to such Applicable Lender with the broker or dealer through whom such Shares are being sold.

(ii)    Borrower may request a release of Cash or Cash Equivalents that constitute Collateral on a Pro Rata Basis, as long as:

(A)    in the case of Cash constituting Ordinary Cash Dividends:

(1)    at the time of, and immediately after giving effect to, such release, the Collateral Accounts contain sufficient Cash to fund the interest payment due on the next scheduled Interest Payment Date and the Net PIK Amount, if any;

(2)    no Default or Event of Default has occurred, is continuing or would result from such a release; and

(3)    the LTV Ratio immediately after giving effect to such release shall not exceed the LTV Reset Level; and

(B)    in the case of all other Cash or Cash Equivalents that constitute Collateral:

(1)    the conditions in clause (A) above are met; and

(2)    the LTV Ratio is below the LTV Margin Release Level during the three (3) Scheduled Trading Days immediately preceding the date of such request.

(iii)    Borrower may request a transfer of Collateral consisting of Cash on a Pro Rata Basis from the Collateral Accounts to Administrative Agent in accordance with Section 2.11 to make any payment required under Section 2.01(a) or Section 5.10.

(e)     Posting Additional Collateral. For the avoidance of doubt, on at least two (2) Business Days’ notice, Borrower may post Cash or Cash Equivalents constituting Acceptable Collateral to the Collateral Accounts, or provide Eligible Letters of Credit to the Applicable Lenders, at any time, in each case in a minimum amount of $15,000,000; provided that each type of Collateral shall be posted to the Collateral Accounts, and any Eligible Letters of Credit shall be provided to the Applicable Lenders, on a Pro Rata Basis. Borrower shall cause Issuer to deposit into the relevant Collateral Accounts, or, in the case of any property or assets other than Cash and securities entitlements, deliver to the relevant Applicable Lenders (subject to their reasonable delivery instructions), any Ordinary Cash Dividend or Extraordinary Distribution paid or distributed on the Collateral Shares, or any securities or securities entitlements (x) exchanged for, or delivered upon conversion, of the Collateral Shares in a Merger Event or (y) delivered in respect of the Collateral Shares in connection with a spin-off, and if any such Cash, securities, securities entitlements or other property or assets are received by Borrower for any reason, Borrower shall make such deposit or delivery as promptly as practicable and in any event no later than two Business Days following such receipt (and pending such delivery, shall hold such property in trust for the Applicable Lenders), subject, in each case, to any subsequent release thereof in accordance with Section 2.06(d). Borrower shall not tender any Collateral Shares in any exchange offer (including, without limitation, a split-off) except in accordance with Section 2.06(f) below.

(f)    Permitted Tender Offer Transaction. Without limitation of Section 2.06(d)(i), Borrower shall not tender any Collateral Shares in any exchange offer or tender offer (including, without limitation, a split-off) unless each of the following is satisfied: (i) the Adjustment

Determination Date with respect to the announcement of such exchange offer or tender offer has occurred and (ii) each Applicable Lender retains a first priority Lien in the relevant Collateral Shares and, upon consummation of such exchange offer or tender offer, the proceeds of such Collateral Shares, which shall be deposited in the relevant Collateral Accounts pursuant to arrangements that are reasonably satisfactory to such Applicable Lender (a “Permitted Tender Offer Transaction”).

Section 2.07    Increased Costs; Break Funding. (a) If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii)    impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender or participation therein; or

(iii)    subject any Lender or any Agent to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to any Lender or any Agent of making, continuing, converting or maintaining any Advance hereunder (or of maintaining its Commitment) or to reduce the amount of any sum received or receivable by any Lender or any Agent hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender or such Agent, as the case may be, such additional amount or amounts as will compensate such Lender or such Agent, as the case may be, for such reasonable additional costs incurred or reduction suffered.

(b)    If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Advances made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided that no Lender shall be entitled to request such compensation unless it is the general policy or practice of such Lender (as determined by such Lender) to request compensation for similar amounts from similar borrowers under comparable provisions of similar loan facilities (to the extent such Lender has the right to request such compensation thereunder).

(c)    A certificate of a Lender or an Agent setting forth in reasonable detail the amount or amounts (and the calculation thereof) necessary to compensate such Lender or such Agent or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.07 shall be delivered to Administrative Agent, who shall deliver or cause to be delivered such certificate to Borrower. Such certificate shall be conclusive absent manifest error.

(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.07 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate any Lender pursuant to this Section 2.07 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor ;provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)    Notwithstanding the foregoing, if any Lender requests compensation under this Section 2.07 or Borrower must pay increased amounts or any amounts for Indemnified Taxes pursuant to Section 2.08, then the applicable Lender will, if requested by Borrower, use commercially reasonable efforts to designate another lending office for funding or booking its Advance, or portion thereof, affected by the relevant event if, in the judgment of such Lender, such designation would (i) eliminate or reduce the amount of such compensation, increased amounts or amounts for Indemnified Taxes, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender; provided that such efforts need only be made on terms that, in the commercially reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage; and provided further that nothing in this Section 2.07(e) shall affect or postpone any of the Obligations of Borrower or the rights of such Lender pursuant to Section 2.07 through (d) or Section 2.08. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation.

(f)    Borrower shall compensate each Lender, upon written request (in the form of a certificate) by such Lender (which certificate shall set forth in reasonable detail the basis for requesting such amounts and shall be conclusive absent manifest error), for all reasonable loss, cost or expense (excluding loss of anticipated profits or margin) actually incurred by it as a result of:

(i)    any payment or prepayment of an Advance on a day other than the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(ii)    any conversion of any Advance other than on the last day of the Interest Period applicable thereto; or

(iii)    any failure by Borrower to prepay, borrow, convert or continue any Advance on the date or in the amount notified by Borrower (for a reason other than the failure of such Lender to make an Advance in breach of its obligation hereunder).

Such loss, cost or expense for any Lender shall be deemed to be an amount determined by such Lender equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Advance had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Advance, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Advance), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the euro dollar market.

(g)    All of Borrower’s obligations under this Section 2.07 shall survive termination of the Facility and repayment of all other Obligations hereunder.

Section 2.08    Taxes.

(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Margin Loan Documentation shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of Administrative Agent) requires the deduction or withholding of any Tax from any such payment by Administrative Agent or Borrower, then Administrative Agent or Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.08) each Lender or Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.08, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(d)    Indemnification by Borrower. Borrower shall indemnify Lenders and Agents, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.08) payable or paid by Lenders or Agents or required to be withheld or deducted from any payment to any Lender or Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower (with a copy to Administrative Agent), or by Administrative Agent, on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Status of Lenders.

(i)    If any Lender is entitled to an exemption from or reduction of withholding Taxes with respect to payments made under any Margin Loan Documentation, it shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.08(e)(ii)(A) and (B) below) shall not be required if in a Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing,

(A)    Each Lender shall deliver to the Administrative Agent on or before it becomes a party to this Agreement and from time to time as may be necessary thereafter, duly completed copies of Internal Revenue Service Form W-8BEN/BEN-E, W-8ECI, W-8IMY, W-8EXP or W-9, as may be applicable, together with any required attachments, if required to establish that such Lender is exempt from United States backup withholding taxes; and

(B)    if a payment made to a Lender under any Margin Loan Documentation would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower or Administrative Agent to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered has expired or become obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(f)    Treatment of Certain Refunds. If any Lender or Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.08 (including by the payment of additional amounts pursuant to this Section 2.08), it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.08 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Lender or Agent and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Borrower, upon the request of such Lender or Agent, shall repay to such Lender or Agent the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender or Agent is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will any Lender or Agent be required to pay any amount to Borrower pursuant to this paragraph (f) the payment of which would place such Lender or Agent in a less favorable net after-Tax position than such Lender or Agent would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Lender or Agent to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other Person.

(g)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.07(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Margin Loan Documentation, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Margin Loan Documentation or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (g).

(h)    (i) Borrower shall deliver to each Agent, on or before the date hereof (and thereafter promptly from time to time upon the reasonable request of an Agent), (i) a duly executed copy of the appropriate IRS Form W-8 that it is (or if it is disregarded, its regarded owner is) not a U.S. Person for U.S. federal income tax purposes. Borrower shall promptly notify each Agent at any time it determines that it is no longer in a position to provide the IRS Form or certification described in the preceding sentence.

(ii)     Borrower shall deliver (to the extent it is legally entitled to do so) to the Agents, at the time or times reasonably requested by such Agents, such properly completed and executed documentation as is reasonably requested by Agents in order to permit a Lender or Lenders to receive payments with respect to the Collateral or to exercise rights under Section 7.01 and the Security Agreements in a manner that will avoid, to the extent possible, or minimize withholding Tax upon receipt of payments or upon a foreclosure sale of any Collateral.

(i)    [Reserved].

(j)    Defined Terms. For purposes of this Section 2.08, the term “applicable law” includes FATCA.

Section 2.09    Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify Borrower and Administrative Agent that any Law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for such Lender to perform its obligations to make or maintain Advances hereunder as LIBOR Advances, the obligation of such Lender to make such Advances shall be terminated and all such Advances shall become Base Rate Advances either on the next succeeding Interest Payment Date, if such Lender may lawfully continue to maintain the Advances to such day, or immediately, if such Lender may not lawfully continue to maintain the Advances.

Section 2.10    Evidence Of Debt.

(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Advance from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)    Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Advance made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder, and (iii) the amount of any sum received by Administrative Agent hereunder from Borrower and each Lender’s Applicable Percentage thereof.

(c)    The entries maintained in the accounts maintained pursuant to Subsection (a) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay such obligations in accordance with their terms.

(d)    No promissory note shall be required to evidence the Advances by Lenders to Borrower. Upon the request of a Lender, Borrower shall prepare, execute and deliver to such Lender a promissory note, payable to such Lender and its registered assigns and in a form approved by such Lender, which shall evidence the Advances to Borrower by such Lender in addition to such records. Thereafter, the Advances evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

Section 2.11    Payments And Computations.

(a)    All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Borrower shall make each payment hereunder not later than 11:00 a.m. on the day when due (subject to Section 2.06(c), with respect to any payment made to cure a Collateral Shortfall) in Dollars to Administrative Agent in immediately available funds. Administrative Agent shall promptly distribute to each Lender its share, determined on a Pro Rata Basis (or other applicable basis as provided herein), of such payment in like funds as received by wire transfer to such Lender. All payments received by Administrative Agent after 11:00 a.m. shall be deemed received on the next succeeding Business Day (subject to Section 2.06(c), with respect to any payment made to cure a Collateral Shortfall) and any applicable interest or fee shall continue to accrue.

(b)    Whenever any payment hereunder would be due on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or any fees, as the case may be.

(c)    All payments (including prepayments and, subject to Section 2.13, any other amounts received hereunder in connection with the exercise of any Applicable Lender’s rights after an Event of Default) made by Borrower to Administrative Agent under any Margin Loan Documentation shall be applied to amounts then due and payable in the following order, ratably in accordance with the percentage of any such amounts owed to each Lender: (A) any expenses and indemnities payable by Borrower to Lenders under any Margin Loan Documentation; (B) to any accrued and unpaid interest and fees due under this Agreement; (C) to principal payments on the outstanding Advances; and (D) to the extent of any excess, to the payment of all other Obligations under the Margin Loan Documentation; provided that, in the case of an exercise of remedies, a Lender may elect the order in which different Advances are deemed to be paid.

Section 2.12    Replacement of Non-Consenting Lenders.

(a)    If any Lender is a Non-Consenting Lender, Borrower may:

(i)    at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse, in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07, all of its interests, rights (other than its existing rights to payments pursuant to Section 2.07 or Section 2.08) and obligations under this Agreement and the related Margin Loan Documentation to a Person eligible to take such Loans by assignment pursuant to Section 9.07 (and such Non-Consenting Lender shall be deemed to have consented to the assignment and delegation of its interests, rights and obligations if it does not execute and deliver any such assignment to the Administrative Agent within five (5) Business Days after having received a request therefor); provided that (w) any such assignment pursuant to this clause (i) will not be deemed to be a waiver or release by such Lender of its right to any amount payable under Sections 2.04(a) and 2.07(f), (x) Borrower shall have paid to the Administrative Agent the assignment fee (if any), (y) such assignment does not conflict with applicable Law and (z) the applicable assignee shall have consented to the applicable amendment, waiver or consent; provided, however, that Borrower (or such Non-Consenting Lender, as applicable) shall offer the Original Lender and/or any of its Permitted Affiliates a right of first refusal to acquire the interests, rights and obligations of such Non-Consenting Lender by assignment ratably in accordance with such Applicable Lender’s Applicable Percentage and if the Original Lender and/or any of its Permitted Affiliates does not accept such offer within seven (7) Business Days, then it shall be deemed to have waived its right of first refusal; provided further that, if the Original Lender is the sole Lender and constitutes the Non-Consenting Lender, any such assignment pursuant to this clause (i) shall be deemed to be a prepayment by Borrower of the Non-Consenting Lender’s Advances for purposes of Section 2.04(a); or

(ii)    if the Original Lender and/or any of its Permitted Affiliates does not accept such offer(s) of first refusal with respect to any assignment of such Non-Consenting Lender’s interests, rights and obligations as set forth in clause (a)(i), terminate and prepay in full such Non-Consenting Lender’s Loans and Commitments, together with accrued and unpaid interest thereon and any amount due under Sections 2.04(a) and 2.07(f) (and all other Obligations that are then due and payable or will become due and payable on account of such prepayment); provided that (i) such Non-Consenting Lender is not an Accelerating Lender and (ii) such termination will not be deemed to be a waiver or release of any claim that Borrower, the Administrative Agent or any other Lender may have against such Non-Consenting Lender.

(b)    A Non-Consenting Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, it ceases to be a Non-Consenting Lender.

Section 2.13    Accelerating Lenders.

(a)    Notwithstanding anything to the contrary herein (but subject to clause (b) below), if one or more Lenders become Accelerating Lenders:

(i)    each Accelerating Lender, solely for purposes of determining the rights and obligations of such Lender vis a vis Borrower, shall be deemed to be:

(A)    the Administrative Agent and Calculation Agent hereunder; and

(B)    the sole Lender hereunder for all purposes and, for the avoidance of doubt, no other Lender’s consent shall be necessary for any modification of such rights and obligations; and

(ii)    solely for purposes of determining the rights and obligations of all Lenders that are not Accelerating Lenders among themselves and vis a vis Borrower:

(A)    each Accelerating Lender shall be deemed to no longer be a Lender hereunder and, for the avoidance of doubt, such Accelerating Lender’s consent shall not be necessary for any modification of such rights and obligations; and

(B)    if the Administrative Agent or Calculation Agent is an Accelerating Lender, a replacement therefor shall be selected from among the Lenders that are not Accelerating Lenders as if such Agent had resigned.

(b)    Notwithstanding the foregoing, following one or more Lenders becoming Accelerating Lenders, Borrower, for the avoidance of doubt, shall not make any payments of its Obligations or post any Collateral or provide any Eligible Letter of Credit except on a Pro Rata Basis (without regard to clause (a) above). For the avoidance of doubt, the application of proceeds received by an Applicable Lender in respect of an exercise of its remedies under the Margin Loan Documentation shall not be considered a payment by Borrower for purposes of this Section 2.13(b).

Section 2.14    Administrative Agent’s Clawback.

(a)    Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender prior to the relevant Funding Date that such Lender will not make available to Administrative Agent such Lender’s Advance, Administrative Agent may assume that each Lender that has a Commitment hereunder has made the relevant Advance available on such date in accordance with Section 2.01 and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made the relevant Advance available to Administrative Agent, then such Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by Borrower, the Applicable Rate. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays such Advance to Administrative Agent, then the amount so paid shall constitute such Lender’s Advance included in such borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(b)    Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

(c)    Obligations of Lenders Several. The obligations of Lenders hereunder to make Advances and to make payments pursuant to Section 9.04(e) are several and not joint. The failure of any Lender to make any Advance or to make any payment under Section 9.04(e) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Advance or to make its payment under Section 9.04(e).

Section 2.15    Continuation; Conversion. Borrower may, by notice to the Administrative Agent given not later than 12:00 p.m. at least three (3) Business Days prior to the date of conversion or continuation (i) if the Advances are Base Rate Advances, convert the Advances to LIBOR Advances on any day or (ii) if the Advances are LIBOR Advances, continue the Advances as LIBOR Advances for an additional Interest Period, in each case on the last day of the then outstanding Interest Period in respect thereof. Any such notice shall state the continuation or conversion date for such continuation or conversion (which shall, except in the case of a conversion of Base Rate Advances into LIBOR Advances, be the last day of the then outstanding Interest Period in respect thereof). If Borrower shall have failed to give to the Administrative Agent a timely notice of continuation or conversion pursuant to this Section 2.15, the Advances shall be deemed continued or converted, as the case may be, as LIBOR Advances for an additional Interest Period, on the last day of the then outstanding Interest Period in respect thereof. For the avoidance of doubt, any Advance that is converted to a LIBOR Advance shall be deemed to have been made on the date of such conversion for purposes of the definition of Interest Period.

Section 2.16    Periodic Rebalancing.

(a)    Subject to Section 2.13, if as of any Interest Payment Date, the Collateral is not held on a Pro Rata Basis for any reason, then on, or as promptly as practicable following, such Interest Payment Date, the Applicable Lenders shall cause any transfers of Collateral from the Collateral Accounts that they control to Collateral Accounts controlled by other Applicable Lenders as may be necessary, as determined by Administrative Agent, to ensure that the Collateral is held on a Pro Rata Basis. Each Applicable Lender agrees to cooperate in good faith with Administrative Agent to effect such rebalancing, including, for the avoidance of doubt, by submitting written instructions to the Custodian to effect such transfers. Borrower hereby consents to such transfers.

(b)    Subject to Section 2.13, if, as of any Interest Payment Date, the aggregate stated amount of Eligible Letters of Credit provided to any Applicable Lender differs by more than $10,000,000 from the product of (x) the aggregate Applicable Percentage of such Applicable Lender and any relevant Agented Lenders and (y) the aggregate stated amount of Eligible Letters of Credit provided to all Applicable Lenders, then on, or as promptly as practicable following, such Interest Payment Date, Borrower shall replace Eligible Letters of Credit provided to the Applicable Lenders with Cash Collateral and vice versa to the extent necessary to ensure that Eligible Letters of Credit and Cash Collateral are held on a Pro Rata Basis (it being understood that the minimum stated amount of an Eligible Letter of Credit as set forth in the definition thereof shall not apply to the extent necessary to comply with this Section 2.16(b)). Each Lender hereby consents to, and agrees to cooperate in good faith to effect, such substitutions.

(c)    In connection with the extension of any new Advances under Section 2.13 or any transfer of Collateral Shares to a Collateral Account pursuant to this Section 2.16, Section 5.12 or otherwise, Borrower shall comply and use reasonable efforts to cause Custodian to comply, with any request of the Applicable Lender that controls such Collateral Account or is making such new Advances, as the case may be, to transfer such Collateral Shares or any Collateral Shares securing such new Advances, as the case may be, to a separate sub-account under the relevant Collateral Account controlled by such Applicable Lender; provided that any such transfer shall be in accordance with the Share Segregation Condition.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lenders that:

Section 3.01    Organization; Powers. Borrower (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to enter into, and perform its obligations under, the Margin Loan Documentation, and consummate the Transactions, and (iii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02    Authorization; Enforceability. The Transactions are within the powers of and have been duly authorized by all necessary action by Borrower. Each document included in the Margin Loan Documentation to which it is a party has been duly executed and delivered by Borrower and constitutes a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03    Governmental Approvals; No Conflicts. The Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Margin Loan Documentation, (ii) will not violate any Law applicable to Borrower or Parent, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon Borrower or any of its assets or Parent or any of its assets, or give rise to a right thereunder to require any payment to be made by any such Person, (iv) will not result in the creation or imposition of any Lien on any asset of Borrower or Parent, except Liens created pursuant to the Margin Loan Documentation and (v) will not violate any trading policy of Issuer applicable to Borrower or Parent, including, but not limited to, Issuer’s “blackout” policy. Any exercise of remedies by any Lender hereunder is not and will not be subject to the Registration Rights

Agreement or any agreement that any Holder (as defined in the Registration Rights Agreement) may be required to enter into pursuant to Section 2.5 of the Registration Rights Agreement (other than, in the case of Section 2.5 of the Registration Rights Agreement, any agreement that contains exceptions reasonably satisfactory to Calculation Agent with respect to sales of Collateral Shares on any foreclosure or enforcement hereunder).

Section 3.04    Financial Condition. The Borrower Financial Statements delivered to the Lenders are true and correct in all material respects. Borrower has no material assets other than the Collateral nor any Indebtedness or monetary obligations other than the Obligations under the Margin Loan Documentation or any obligations under routine administrative agreements as expressly permitted under Section 6.10.

Section 3.05    Litigation Matters. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Borrower, threatened in writing against Borrower or Parent (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

Section 3.06    Compliance With Laws.

(a)    Each of Borrower and Parent is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties.

(b)    Each of Borrower and Parent is in compliance with its reporting obligations under Sections 13 and 16 of the Exchange Act, including in respect of the transactions contemplated hereunder.

(c)    No part of the proceeds of any Advance will be used by Borrower or its Affiliates, whether directly or indirectly, for any purpose, whether immediate, incidental or ultimate, that would result in a violation of any Margin Regulation.

Section 3.07    Investment Company Status. Borrower is not, and after giving effect to the contemplated Transactions will not be, required to register as an “investment company” under the Investment Company Act of 1940, as amended.

Section 3.08    Taxes. Borrower has timely filed (taking into account applicable extensions) all income Tax returns and other Tax returns which are required to be filed by it in all jurisdictions and has paid all Taxes, assessments, claims, governmental charges or levies imposed on it or its properties which are due and payable, and Parent has timely filed (taking into account applicable extensions) all income Tax returns and other material Tax returns which are required to be filed by it in all jurisdictions and has paid all material Taxes, assessments, claims, governmental charges or levies imposed on it or its properties which are due and payable (other than, in each case, any amount (i) the validity of which is currently being contested in good faith, (ii) with respect to which reserves have been provided for in accordance with GAAP and (iii) no Collateral would become subject to forfeiture or loss as a result of such contest). To the knowledge of Borrower, there is no proposed tax assessment asserted in writing against Borrower. Borrower is treated as an entity disregarded as separate from a Person that is not a United States person for U.S. federal income tax purposes As of the date hereof, Borrower is not subject to tax in any jurisdiction other than the United States or any subdivision thereof. As of each Funding Date, Borrower is not a resident for tax purposes in any jurisdiction other than the United States or any subdivision thereof.

Section 3.09    Disclosure. Borrower has disclosed to each Agent and Lender (x) all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, and (y) any shareholders’ agreement, investor rights agreement or any voting or other contractual restriction, including any lock-up agreement, relating to the Collateral Shares. All information provided by or on behalf of Borrower to the Agents and Lenders in connection with the negotiation, execution and delivery of this Agreement and the other Margin Loan Documentation or the Transactions is complete and correct in all material respects and does not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

Section 3.10    Agreements. Borrower is not a party to, nor are its assets bound by, any agreement or instrument, other than those permitted under Section 6.10, and Borrower is not in default under any provision of any such agreement or instrument.

Section 3.11    Solvency. (i) The present fair market value of Borrower’s assets exceeds the total amount of Borrower’s liabilities (including contingent liabilities), (ii) Borrower has capital and assets sufficient to carry on its businesses, (iii) Borrower is not engaged and is not about to engage in a business or a transaction for which its remaining assets are unreasonably small in relation to such business or transaction and (iv) Borrower does not intend to incur or believe that it will incur debts beyond its ability to pay as they become due. Borrower will not be rendered insolvent by the consummation of the Transactions.

Section 3.12    Trading And Other Restrictions.

(a)    Borrower owns all of its assets (including all of the Collateral credited to the Collateral Accounts) free and clear of Liens, other than Permitted Liens.

(b)    Borrower has not made or consented to, or is aware of, any registrations, filings or recordations in any jurisdiction evidencing a security interest in any of its properties, including the filing of a register of mortgages, charges and other encumbrances or filings of UCC-1 financing statements, other than with respect to Liens granted to Lenders under the Margin Loan Documentation and Permitted Liens.

(c)    Borrower will acquire the Collateral Shares no later than the relevant Funding Date for such Collateral Shares and will continuously own such Collateral Shares from such date, and the holding period (as determined in accordance with Rule 144) of Borrower as to such Collateral Shares will begin no later than the relevant Funding Date for such Collateral Shares. The Collateral Shares are eligible for resale pursuant to Rule 144A under the Securities Act.

(d)    The Collateral Shares (i) are not subject to any Transfer Restrictions (including pursuant to the Share Purchase Agreement, Registration Rights Agreement or Shareholder Agreement), other than Existing Transfer Restrictions, (ii) do not contain any restrictive legends (it being understood that the Issuer Agreements do not constitute “restrictive legends” for this purpose), and, except as set forth in the Issuer Agreements, do not require any opinions from Issuer’s counsel, or the removal of any “stop transfer order,” or the delivery of any documentation (other than as set forth in the Issuer Agreements), prior to the sale of such Shares, and (iii) are not subject to any shareholders’ agreement, investor rights agreement or any other similar agreement or any voting or other contractual restriction, other than the Issuer Agreements, the Share Purchase Agreement, the Shareholder Agreement and the Registration Rights Agreement.

(e)    No transaction, stamp, capital, issuance, registration, transfer, withholding or other Taxes are required to be paid by any Lender or Agent in connection with any transfer of Shares to such Lender or Agent exercising its rights with respect thereto under the Margin Loan Documentation (including a foreclosure sale).

Section 3.13    Subsidiaries. Borrower does not have any Subsidiaries.

Section 3.14    Anti-Corruption Laws and Sanctions. Each of Borrower and Parent has implemented and maintains in effect policies and procedures designed to ensure compliance by such Person and its Subsidiaries and its respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each of Borrower and Parent and their respective officers and employees and, to the knowledge of each of Borrower and Parent, their respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in Borrower or Parent being designated as a Sanctioned Person. None of Borrower or Parent, any of their respective Affiliates or any of their respective directors, officers or employees is a Sanctioned Person. No borrowing of any Advance, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

Section 3.15    Material Nonpublic Information. Borrower is not, and as of the First Funding Date, will not be, in possession of any Material Nonpublic Information with respect to Issuer or the Shares. As of the Second Funding Date, Borrower will not be in possession of any Material Nonpublic Information with respect to Issuer or the Shares that could have a material adverse effect on the market value of the Shares.

Section 3.16    Employee Matters. Borrower does not have and has never had (a) any employees and it has never directly contracted with individuals who are not independent contractors, (b) to maintain, contribute to, or any direct obligation to maintain or contribute to, any Employee Benefit Plan, and (c) any actual or potential liabilities with respect to any Pension Plan, including as a result of its affiliation with any of its ERISA Affiliates. No Person treated as an independent contractor by Borrower shall have been classified as an employee by any Governmental Authority.

Section 3.17    No Plan Assets. The assets of Borrower do not constitute “plan assets” of any “benefit plan investor” within the meaning of the Plan Asset Regulation (an “ERISA Plan”).

Section 3.18    Conduct of Business. Borrower is not engaged in any business or activity other than (a) holding Collateral Shares, Cash and Cash Equivalents and any Other Acceptable Collateral, ministerial activities incidental thereto and otherwise expressly contemplated herein, (b) performing its obligations under the Margin Loan Documentation and the Transactions and (c) payment of taxes and administrative fees necessary for compliance with this Agreement.

Section 3.19    Separateness. Borrower is, and has at all times since its formation been, in compliance with the Separateness Provisions.

Section 3.20    EEA Financial Institutions. Borrower is not an EEA Financial Institution.

Section 3.21    Restricted Transaction; Bona fide loan. None of Borrower nor any of its Affiliates has entered into, or is a party to, any Restricted Transaction. The Advances and Transactions contemplated hereunder are collectively intended to constitute a bona fide loan and are not intended to be an offer or sale of Collateral Shares within the meaning of the Securities Act.

Section 3.22    Equity Interests and Organizational Chart. (a) Schedule 3.22 and the organizational chart attached thereto sets forth Parent and Borrower, and their respective jurisdiction of incorporation or organization as of the Effective Date and is, in all material respects, an accurate depiction of the ownership of each such Person and (b) none of Parent nor Borrower has any Subsidiaries other than as set forth on the organizational chart attached to Schedule 3.22.

Section 3.23    No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the Transactions, and, to the knowledge of Borrower, no Mandatory Prepayment Event or Facility Adjustment Event has occurred and is continuing or would result from the consummation of the Transactions.

Section 3.24    Organization Documents. Borrower is, and has at all times since its formation been, in compliance with its Organization Documents in all respects.

Section 3.25    Independent Director. On or prior to the First Funding Date, Borrower has paid all costs and expenses of the Independent Director reasonably expected to be incurred through the Scheduled Maturity Date.

ARTICLE 4.

CONDITIONS PRECEDENT

Section 4.01    Conditions Precedent to the Effective Date. This Agreement shall become effective as of the first Business Day (the “Effective Date”) on which each of the following conditions precedent have been satisfied, or waived by each Lender hereunder:

(a)    Administrative Agent and each Lender shall have received each of the following documents, duly executed, in each case, in form and substance reasonably satisfactory to Administrative Agent and each of the Lenders:

(i)    duly executed counterparts of the Margin Loan Documentation and the Consent Letter Agreement, dated as of the Effective Date;

(ii)    (A) a certificate of Borrower, dated as of the Effective Date, and executed by its respective Authorized Representative, which shall (1) certify the resolutions authorizing the execution, delivery and performance of the Margin Loan Documentation to which it is a party and the Transactions to be consummated by it on such date and (2) contain appropriate attachments, including its Organization Documents and the engagement letter(s) for, or other reasonably satisfactory evidence of the engagement of, an Independent Director for Borrower, and (B) a short form good standing certificate for Borrower from its jurisdiction of organization; and

(iii)    a favorable opinion of Borrower’s counsel, addressed to Administrative Agent and Lenders, in form and substance reasonably satisfactory to Administrative Agent and each Lender, dated as of the Effective Date, including, without limitation, an opinion to the effect that Borrower will not be substantively consolidated with or into its parent in a U.S. insolvency proceeding as well as an opinion that neither Parent nor Borrower is required to register as an investment company under the Investment Company Act of 1940, as amended, as well as other customary opinions for transactions of this type under the laws of the State of New York and the U.S., as reasonably determined by the Administrative Agent.

(b)    Each of the representations and warranties contained in the Margin Loan Documentation shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case it shall be true and correct in all respects) on and as of the Effective Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such date (unless any such representation or warranty is qualified as to materiality, in which case it shall be true and correct in all respects as of such date).

(c)    (i) Borrower shall have delivered (or shall have caused to be delivered) to the Administrative Agent a certificate of its Authorized Representative certifying (A) that its only assets consist of immaterial Cash and (B) that it has no Indebtedness or monetary obligations, and (ii) Borrower shall have caused Parent to have delivered to the Administrative Agent a certificate of Parent’s Authorized Representative certifying that, as of the Effective Date, the Advances and Transactions are collectively intended to constitute a bona fide loan and are not intended to be an offer or sale of Collateral Shares within the meaning of the Securities Act.

Section 4.02    Conditions Precedent to each Funding Date.

The obligation of Lenders to make Advances hereunder on each Funding Date is subject to satisfaction, or waiver by each Lender hereunder (whether or not such Lender has a Commitment with respect to such date), of the following conditions precedent:

(a)    Administrative Agent and each Lender shall have received each of the following documents, duly executed, in each case, in form and substance reasonably satisfactory to Administrative Agent and each of Lenders:

(i)    duly executed counterparts of the Settlement Agreement, dated on or prior to the relevant Funding Date;

(ii)    a solvency certificate of Borrower from an Authorized Representative thereof, dated as of the relevant Funding Date;

(iii)    the results of a recent Lien and judgment search in the jurisdiction of Borrower’s organization, and each such search shall reveal no Liens on any of the assets of, or judgments against, Borrower except for Permitted Liens;

(iv)    proper financing statements (Form UCC-1 or the equivalent) for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Security Agreement;

(v)    FRB Form U-1, or such other FRB forms as applicable (as determined by the Administrative Agent), completed to satisfaction of Lenders and duly executed by Borrower; and

(vi)    any information or documentation reasonably requested by any Lender pursuant to Section 9.15.

(b)    On or prior to the relevant Funding Date, the Collateral Accounts for the Lenders making such Advances shall have been established by Borrower; Borrower shall have executed and delivered all account opening documentation required by Custodian; Custodian and Lender shall have completed any required “know your client” procedures; and, with respect to the First Funding Date, the First Tranche Shares shall have been credited to the Collateral Accounts, and with respect to the Second Funding Date, the Second Tranche Shares shall have been credited to the Collateral Accounts, concurrently with the payments set forth in the Settlement Agreement, in each case, on a Pro Rata Basis free from all Transfer Restrictions (other than Existing Transfer Restrictions) by book-entry transfer through DTC, as depositary; and the Collateral Requirement shall have been satisfied in all material respects; provided that, the First Tranche Shares and the Second Tranche Shares shall be deposited and held in accordance with the Share Segregation Condition.

(c)    All reasonable and documented out-of-pocket fees or expenses required to be paid under the Margin Loan Documentation on or before the relevant Funding Date, including the Upfront Fee and Undrawn Fee, or any analogous fee, as the case may be, and counsel fees invoiced at least one Business Day prior to such date, shall have been paid on or before such date, or, in the case of the Undrawn Fee or any analogous fee, Borrower shall have elected to net such amount against the relevant Advances hereunder.

(d)    Each of the representations and warranties contained in the Margin Loan Documentation shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case it shall be true and correct in all respects) on and as of the relevant Funding Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such date (unless any such representation or warranty is qualified as to materiality, in which case it shall be true and correct in all respects as of such date).

(e)    No event or condition shall have resulted in, or could be reasonably expected to cause, either individually or in the aggregate, a Material Adverse Effect since the date hereof (provided that a decline in Share Collateral Value shall not, by itself, be deemed to constitute a Material Adverse Effect for this purpose).

(f)    Borrower shall have delivered to Administrative Agent a certificate from a Responsible Officer of Borrower in form reasonably satisfactory to Administrative Agent, dated as of the relevant Funding Date, which shall contain representations that the conditions set forth in Subsections (b), (d), (e), (g) and (h) of this Section 4.02 have been satisfied.

(g)    Immediately after giving effect to each of the relevant Advances, (i) the LTV Ratio on the date of such Advances (but calculated for such purpose based on the relevant Reference Prices as of the second Scheduled Trading Day immediately preceding the relevant Funding Date) shall not exceed the LTV Margin Call Level, provided that if such LTV Ratio exceeds 50%, the LTPP Ratio on the date of such Advances shall not exceed 50%, and (ii) all types and amounts of Collateral shall be held on a Pro Rata Basis.

(h)    No Mandatory Prepayment Event shall have occurred that has not been cured or waived, and no Default, Event of Default or Facility Adjustment Event shall have occurred and be continuing, in each case on the relevant Funding Date, and none of the foregoing shall result from such Advances or the application of the proceeds therefrom and any related Collateral deliveries and any related Collateral releases.

Each borrowing of an Advance shall be deemed to constitute a representation and warranty by Borrower on the date thereof as to the matters specified in Subsections (a) through (i) above.

ARTICLE 5.

AFFIRMATIVE COVENANTS OF BORROWER

On and after the date hereof and so long as any Lender has a commitment to make an Advance or any Obligations remain outstanding:

Section 5.01    Financial Statements. Borrower shall furnish to Administrative Agent, or cause to be furnished to Administrative Agent, (i) within 30 days after the end of each calendar quarter, a certificate of Borrower’s Authorized Representative certifying (a) that Borrower’s only assets consist of the Collateral, Cash, and Cash Equivalents, (b) the number of Shares Borrower owned as of the last day of such quarter and (c) that Borrower’s only Indebtedness and monetary obligations (other than the Obligations) is listed on a schedule to such certificate; and (ii) such additional information regarding the business or financial affairs of Borrower, or compliance with the terms of the Margin Loan Documentation, as Administrative Agent or Lenders may from time to time reasonably request.

Section 5.02    Notices Of Material Events. Borrower shall furnish to Administrative Agent or cause to be furnished to Administrative Agent, as promptly as reasonably practicable after obtaining actual knowledge thereof, notice of:

(a)    the occurrence of (i) any Default, (ii) any matter which has resulted or would reasonably be expected to result in a Material Adverse Effect or (iii) the receipt of any notice of any governmental investigation or any litigation commenced or threatened against Borrower, where Borrower is specifically named in such investigation or litigation;

(b)    any transaction or event or any series of related transactions or events that constitutes, or that, if consummated, would constitute, a Borrower Change of Control;

(c)    (i) the imposition of, or any event or transaction that, if consummated, would result in the imposition of, any Transfer Restriction (other than Existing Transfer Restrictions) on the Collateral, (ii) any Facility Adjustment Event or Potential Facility Adjustment Event or (iii) any Lien (other than Permitted Liens) or “adverse claim” (within the meaning of Section 8502 of the UCC) made or asserted against any of the Collateral; or

(d)    (i) the failure of Borrower to maintain at least one Independent Director, or (ii) the removal of any such Independent Director without cause or without giving prior written notice to Administrative Agent; provided that, Borrower shall furnish to Administrative Agent (i) at least five (5) Business Days’ prior written notice of any proposed change to Borrower’s Independent Director and (ii) as soon as reasonably practicable after receipt thereof, copies of any notices received from any Independent Director and/or the employer of such Independent Director.

Each notice delivered under this Section shall be accompanied by a statement of an Authorized Representative of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03    Existence; Conduct Of Business. Borrower will at all times preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

Section 5.04    Payment Of Obligations. Borrower shall pay and discharge, as and when the same shall become due and payable, all Taxes and any other liabilities imposed upon it or upon its property and Parent shall pay and discharge, as and when the same shall become due and payable, all material Taxes and any other material liabilities imposed upon it or upon its property; provided that, in each case, no such Tax or liability needs to be paid or discharged if (i) it is being contested in good faith by appropriate proceedings, (ii) reserves, in accordance with GAAP, have been provided for and (iii) no Collateral would become subject to forfeiture or loss as result of such contest.

Section 5.05    Compliance With Laws. Each of Borrower and Parent shall comply with the requirements of (i) all applicable Laws (including applicable Sanctions and Anti-Corruption Laws), all orders, writs, injunctions and decrees applicable to it or its property, its Organization

Documents and (ii) any Transfer Restriction applicable to the Collateral Shares. Each of Borrower and Parent will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws and applicable Sanctions by such Person and its managers, officers, and employees and, in the case of Anti-Corruption Laws, its agents (acting in their capacity as such).

Section 5.06    Provision Of Information. Notwithstanding anything to the contrary in the Margin Loan Documentation, Borrower shall not, and shall be obligated to, provide any Agent or any Lender with any Material Nonpublic Information with respect to Issuer, its Subsidiaries or their securities in any document or notice required to be delivered pursuant to this Agreement, any other Margin Loan Documentation or any communication pursuant to, or directly related to, this Agreement or any other Margin Loan Documentation (each a “Communication”) and in delivering any Communication, Borrower shall be deemed to have represented that any such Communication contains no such Material Nonpublic Information. Notwithstanding anything to the contrary in the Margin Loan Documentation, Borrower acknowledges and agrees that if any Lender or any of such Lender’s Affiliates receives from Borrower any Material Nonpublic Information at any time in connection with this Agreement or any other Margin Loan Documentation, such Lender or such Affiliate may disclose such Material Nonpublic Information publicly, to any potential purchaser of the Collateral or to any other Person or use such Material Nonpublic Information without disclosing it in connection with the exercise of its remedies under the Margin Loan Documentation.

Section 5.07    Compliance With Exchange Act Requirements. Borrower shall comply in all material respects with its reporting obligations under Sections 13 and 16 of the Exchange Act, in respect of the transactions contemplated hereunder; provided that, except in the case of any Form 3, Form 4 or Form 5 filings that do not disclose any terms of the Facility (other than its existence and the number of Collateral Shares pledged in respect thereof) or the name of any Agent or Lender, Borrower shall give prior notice to Administrative Agent, who shall give to each Lender prompt notice thereof, of any public filing regarding the Margin Loan Documentation by Borrower and its Affiliates and provide Administrative Agent with copies to be distributed to each Lender of any report a reasonable time prior to filing thereof, and (x) except in the case of filings by Issuer, shall comply (or cause its Affiliate to comply, as the case may be), or (y) in the case of filings by Issuer that disclose any economic terms of the Facility or attach any Margin Loan Documentation as an exhibit thereto, shall use reasonable efforts to cause Issuer to comply, with any reasonable request of Administrative Agent to seek confidential treatment of any information therein that Administrative Agent considers to be proprietary or sensitive business information.

Section 5.08    Further Assurances. Upon the request of any Applicable Lender through Administrative Agent, Borrower shall execute and/or deliver any additional agreements, documents and instruments, and take such further actions as the Applicable Lender may reasonably determine necessary in order to ensure that the Collateral Requirement is satisfied.

Section 5.09    Special Purpose Entity; Maintenance Of Separateness. Borrower shall:

(a)    maintain its own separate books and records and bank accounts;

(b)    at all times conduct its business solely in its own name in a manner not misleading to other Persons as to its identity;

(c)    file its own tax returns, if any, as required under applicable law, to the extent it is (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and pay any Taxes so required to be paid under applicable law;

(d)    hold all of its assets in its own name and not commingle its assets with assets of any other Persons;

(e)    strictly comply with all organizational formalities to maintain its separate existence;

(f)    maintain separate records and accounts;

(g)    pay its own liabilities out of its own funds;

(h)    cause the members, Responsible Officers, agents and other representatives of Borrower to act at all times with respect to Borrower consistently and in furtherance of the foregoing;

(i)    allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including for services performed by an employee of an Affiliate; and

(j)    comply with Section 9 of the Borrower’s Amended and Restated Limited Liability Company Agreement dated as of May 11, 2017 (the foregoing provisions in this Section 5.09, the “Separateness Provisions”).

Section 5.10    Payment of PIK; Prepayment of Interest. Not later than (x) three (3) Business Days following any receipt by Borrower or any Affiliate thereof of Cash from any sale of Collateral Shares in accordance with Section 2.06(d)(i), or (y) five (5) Business Days following any deposit of Cash into the Collateral Accounts for any reason (including, without limitation, any payment of dividends on the Collateral Shares), if any interest has accrued on the Advances (including with respect to the then-current Interest Period) and such interest remains unpaid, or the Net PIK Amount is greater than zero Dollars, Borrower shall cause such Cash to be paid to Administrative Agent, in accordance with Section 2.11, to the extent necessary to, first, pay such accrued and unpaid interest and, second, reduce the Net PIK Amount to zero Dollars (and pay any amount required under Section 2.07(f)).

Section 5.11    Independent Director. Borrower shall ensure, at all times, that Borrower has an Independent Director, and Borrower shall prepay the fees and expenses under the engagement letter for such Independent Director prior to the First Funding Date.

Section 5.12    Share Purchase Agreement and Shareholder Agreement. Parent shall comply with the provisions of the Share Purchase Agreement and the Shareholder Agreement the non-compliance with which could have a Material Adverse Effect.

Section 5.13    ERISA Plan Assets. Borrower agrees to promptly notify the Administrative Agent if it knows that the assets of Borrower constitute or may reasonably be expected to constitute ERISA Plan assets as advised by counsel.

Section 5.14    Use of Proceeds. Borrower agrees that the cash proceeds of the Advances hereunder shall be used (i) on the First Funding Date, by Borrower to purchase the First Tranche Shares, (ii) on the Second Funding Date, by Borrower to purchase the Second Tranche Shares and (iii) at Borrower’s election, to pay any fees or expenses incurred in connection with the Margin Loan Documentation and the transactions contemplated thereby.

Section 5.15    Side Letter Agreement. Within 30 days of the Effective Date, Borrower shall deliver to Administrative Agent and each Lender a duly executed Side Letter Agreement, in form and substance reasonably satisfactory to Administrative Agent and each of Lenders.

ARTICLE 6.

NEGATIVE COVENANTS

On and after the Effective Date and at all times prior to the date 91 days following the Scheduled Maturity Date:

Section 6.01    Indebtedness. Borrower shall not create, incur, assume or suffer to exist any Indebtedness, other than the Obligations under the Margin Loan Documentation and obligations under routine administrative agreements expressly permitted under Section 6.10.

Section 6.02    Liens. Borrower shall not create, incur, assume or suffer to exist any Lien upon the Collateral, except for Permitted Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any other property or asset owned by it, except for Permitted Liens.

Section 6.03    Business Activities. Borrower shall not engage in any business or activity other than (a) maintaining its corporate existence, holding the Collateral Shares, Cash and Cash Equivalents, ministerial activities incidental thereto or otherwise expressly permitted hereunder, and (b) performing its obligations under the Margin Loan Documentation and the Transactions. Borrower shall not engage in any merger, consolidation, amalgamation or similar transaction.

Section 6.04    Investments And Acquisitions. Borrower shall not purchase, hold or acquire (including pursuant to any merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), other than Collateral Shares and Cash Equivalents.

Section 6.05    Distributions. Borrower shall not make any dividend, distribution or other payment (including, without limitation, in respect of its Equity Interests (including in connection with any repurchase thereof)) except for distributions of the Advances and the release of cash pursuant to Section 2.06(d); provided that, no such distribution or payment with respect to Collateral or proceeds of Collateral shall be permitted if a Default or Event of Default shall have occurred and be continuing or would result therefrom.

Section 6.06    Investment Company. Borrower shall not be required to register as an “investment company” under the United States Investment Company Act of 1940.

Section 6.07    No Amendment Of Organization Documents. Borrower shall not consent to or permit any amendment, supplement, modification or waiver of any of the terms or provisions of its Organization Documents (i) (a) relating to the power to enter into, and perform its obligations under, the Margin Loan Documentation, (b) corresponding to the Separateness Provisions or the provisions set forth in this Article 6, or (c) relating to the Independent Director or the Independent Director Matters, without the written consent of Administrative Agent, or (ii) if such amendment, supplement, modification or waiver (a) would materially impair or diminish, or circumvent, any term or provision described in clause (i) above or (b) could reasonably be expected to result in a Material Adverse Effect, in each case as reasonably determined by the Administrative Agent, without the written consent of Required Lenders.

Section 6.08    Transactions With Affiliates. Borrower shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except transactions that (a) are incidental to holding the Collateral Shares, Cash and Cash Equivalents and performing its obligations under the Margin Loan Documentation and the Transactions and (b) are on terms and conditions substantially as favorable to Borrower as could be obtained on an arm’s-length basis from unrelated third-parties; provided that this Section 6.08 shall not prohibit (x) contributions of Cash, Cash Equivalents or Collateral Shares from Parent or its Affiliates to Borrower or (y) distributions, which are permitted under Section 6.05.

Section 6.09    Formation Of Subsidiaries. Borrower shall not form, create, organize, incorporate or acquire any Subsidiaries.

Section 6.10    Agreements. Borrower shall not enter into any agreement other than (a) the Organization Documents of Borrower, (b) the Assignment Agreement, the Shareholders Agreement (or any assignment agreement with respect thereto) or the Registration Rights Agreement, (c) routine administrative agreements entered into in the ordinary course of Borrower’s business, provided that Borrower shall not have any monetary obligations under such administrative agreements exceeding, in the aggregate, $1,000,000 per annum (excluding any fees or expenses that may be paid on or around the First Funding Date or any Second Funding Date out of the proceeds of the Relevant Advances), (d) the Margin Loan Documentation, (e) any agreement or agreements relating to any Permitted Sales Transactions; provided that, in the case of clause (e), Borrower shall not have any obligations thereunder, other than the obligation to deliver Shares substantially contemporaneously with the deposit of the related Required Sale Proceeds Amount (if any) into the relevant Collateral Accounts (or pursuant to escrow arrangements reasonably acceptable to the Lenders) and as are customary for underwriting agreements and certificates and other documentation thereunder relating to such Permitted Sale

Transactions (it being understood that any indemnity provided by Borrower therein shall only relate to information contained in the relevant offering document, if any, relating to Borrower and the Shares sold by Borrower), and (f) any agreement or agreements in connection with transactions expressly permitted hereunder (provided that any monetary obligations incurred thereunder shall constitute obligations of Parent or any other Person and not obligations of Borrower).

Section 6.11    No Impairment of Collateral Shares. Borrower shall not take any action that would impair any Applicable Lender’s security interest in the Collateral Shares or its ability to exercise remedies against such Collateral Shares (including without limitation by imposing any Transfer Restrictions on the Collateral Shares, or entering into any shareholders’ agreement other than the Shareholder Agreement), it being understood that entry into an agreement pursuant to the provisions of Section 2.15 of the Registration Rights Agreement shall not be a breach of the foregoing to the extent the agreement referenced therein shall have exceptions reasonably satisfactory to Calculation Agent with respect to sales of Collateral Shares on any foreclosure or enforcement hereunder.

Section 6.12    Compliance with Margin Regulations. Borrower shall not, and shall not permit its Affiliates to, violate any applicable Margin Regulation.

Section 6.13    Sanctions. Borrower will not request any Advance, and Borrower shall not, directly or indirectly, use the proceeds of any Advance (a) in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in violation of any applicable Sanctions.

Section 6.14    Tax Status. Without the written consent of the Administrative Agent (which consent shall not be unreasonably withheld), Borrower shall (a) not change its status as an entity disregarded as separate from its sole owner that is not a U.S. Person for U.S. federal income tax purposes and (b) not change the jurisdiction of its organization other than to the United States or any subdivision thereof.

Section 6.15    Restricted Transactions. Borrower shall not, and shall cause its Affiliates (including, without limitation, any Aggregated Person) not to, directly or indirectly enter into any Restricted Transaction. Notwithstanding the foregoing, Borrower or its Affiliates (other than Borrower) may enter into a loan transaction described in clauses (i) and (ii) of the definition of “Restricted Transaction” that will be secured by Shares (other than any Collateral Shares) (such Shares, the “Permitted Transaction Collateral Shares”); provided that each of the following conditions is satisfied with respect thereto: (i)(a) Borrower or its Affiliate purchases the Permitted Transaction Collateral Shares in a transaction that does not decrease the Free Float or (b) Borrower or its Affiliate purchases an amount of Permitted Transaction Collateral Shares in an amount required to maintain its ownership percentage in Issuer as of the Effective Date in a rights offering or similar dilutive share offering by Issuer, (ii) Borrower gives commercially reasonable advance notice taking into account the size and complexity of the proposed loan transaction (which shall, in any event, be no less than 15 Business Days’ advance notice) of such financing to each Lender describing such proposed transaction in reasonable detail, including any events of default, cancellation events, early termination events or other early unwind provisions or provisions giving rise to a right of foreclosure (in each case, however defined) or any collateral trigger or other similar provisions, (iii) the amount of financing to be advanced in such financing does not exceed 50% of the market value of the Permitted Transaction Collateral Shares as of the time such advance is funded, (iv) the sum of (a) the commitment amount under such proposed financing, (b) the aggregate principal amount outstanding and aggregate amount of undrawn commitments under any other financings secured by the Permitted Transaction Collateral Shares at such time, and (c) the commitment amount thereunder, together with the Maximum Aggregate Commitment Amount, does not exceed $450,000,000.00, (v) each Lender has a right to elect to provide all or any part of such financing on the same terms as the proposed lender(s) for such financing; provided that, if more than one Lender elects to provide such financing, such Lenders shall provide such financing on a Pro Rata Basis and (vi) to the extent that the terms of such financing relating to LTV triggers, mandatory prepayment events and/or events of default put lenders in such financing in an advantageous position vis-à-vis Lenders hereunder, as determined by Calculation Agent, the entry into such financing may constitute a Facility Adjustment Event hereunder and Calculation Agent may effect adjustments in accordance with Section 9.01 (such financing, a “Permitted Loan Transaction”).

Section 6.16    Employee Matters. Borrower and its ERISA Affiliates shall not establish, maintain, contribute to or incur any obligation to contribute to any Employee Benefit Plan.

ARTICLE 7.

EVENTS OF DEFAULT

Section 7.01    Events Of Default. If any of the following events (“Events of Default”) shall occur:

(a)    any principal of any Advance (including, for the avoidance of doubt, any amounts due in respect of a Mandatory Prepayment Event) is not paid when and as the same shall become due and payable, including pursuant to Section 2.06(b), whether at the due date thereof or a date fixed for prepayment thereof, upon acceleration or otherwise;

(b)    (i) a Collateral Shortfall occurs and Borrower does not cure such Collateral Shortfall prior to the applicable Cure Time, as set forth in Section 2.06(c) and/or (ii) a letter of credit ceases to be an Eligible Chinese Letter of Credit for any reason, including pursuant to clause (x) of the second proviso to the definition of “Eligible Chinese Letter of Credit,” and Borrower does not post Acceptable Collateral and/or provide Eligible Letters of Credit in such amounts and at such times as set forth in Section 2.06(c)(iii);

(c)    any interest on any Advance or any fee or any other amount (other than an amount referred to in Section 7.01(a)) payable under any Margin Loan Documentation is not paid when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; provided that such three (3) Business Day cure period shall be extended by an additional two (2) Business Days if (i) such non-payment was solely as a result of operational issues (including delays or errors) outside of the control of Borrower, (ii) Borrower had access to funds sufficient to enable it to make the relevant payment when due (after effect is given to the three (3) Business Days cure period), (iii) Borrower has provided to Administrative

Agent written evidence satisfactory to Administrative Agent of the existence of such operational issue (including delays or errors) and of its access to sufficient funds and (iv) Borrower has undertaken to pay such unpaid amount in full within such additional two (2) Business Days;

(d)    any representation, warranty, certification or statement made or deemed made by or on behalf of Borrower herein or in the other Margin Loan Documentation or any amendment or modification hereof or thereof or waiver hereunder or thereunder shall prove to have been materially false, incorrect or misleading (or any such representation or warranty that is qualified as to materiality, shall prove to have been false, incorrect or misleading) when made or deemed made and, in the case of any representation, warranty, certification or statement provided or deemed provided on the date of any Advance, to the extent such representation, warranty, certification or statement is capable of being cured and the inaccuracy of which has not and is not reasonably likely to result in a Material Adverse Effect, such Default continues unremedied for a period of ten (10) Business Days after the earlier or (x) the date on which Borrower receives notice of such failure from the Administrative Agent (or, if the Administrative Agent fails to deliver such notice by 6:00 p.m. on the date of the relevant breach, any Lender) and (y) the date on which Borrower otherwise becomes aware of such failure;

(e)    (i) Parent shall default in the performance of or compliance with any term contained in the Parent Agreement, or (ii) Borrower shall fail to perform or observe (x) any covenant, condition or agreement in Section 5.02(a)(i), Section 5.03, Section 5.09, Section 5.11 or Article 6 of this Agreement or Section 6 of the Security Agreement or (y) any other covenant, condition or agreement contained herein or in any other Margin Loan Documentation and, in the case of this sub-clause (y), such failure shall continue unremedied for a period of ten Business Days after the earlier of (A) the date on which Borrower receives notice of such failure from Administrative Agent (or, if the Administrative Agent fails to deliver such notice by 6 p.m. on the date of the relevant breach, any Lender) and (B) the date on which Borrower otherwise becomes aware of such failure;

(f)    (i) Parent or Borrower admits in writing its inability or fails generally to pay its debts as they become due; (ii) Parent or Borrower institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; (iii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of Parent or Borrower and the appointment continues undischarged or unstayed for 30 calendar days; (iv) any proceeding under any Debtor Relief Law relating to Parent or Borrower or to all or any material part of its property is instituted without the consent of Parent or Borrower and continues undismissed or unstayed for 30 calendar days, or an order for relief is entered in any such proceeding; or (v) Parent or Borrower shall take any action to authorize any of the actions set forth above in this Section 7.01(f); provided that, with respect to Parent only, no Event of Default shall have occurred pursuant to this clause (f) if, within ten (10) Business Days of the occurrence of such event, (x) all accrued and unpaid interest, including any Net PIK Amount, is paid in cash in full and (y) an amount equal to the interest payable for the next full Interest Period is deposited in cash into the Collateral Accounts (such amount, the “Interest Reserve Amount”);

(g)    any material provision of any Margin Loan Documentation for any reason ceases to be valid, binding and enforceable in accordance with its terms (or Borrower or Parent shall challenge in writing the enforceability of any Margin Loan Documentation to which it is a party or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Margin Loan Documentation has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

(h)    the Security Agreement shall for any reason (other than the failure of the Applicable Lender to take any action within its control) fail to create a valid and perfected first priority Lien in the Collateral (subject to no other Lien, other than Permitted Liens), except as permitted by the terms of the Margin Loan Documentation, or the Security Agreement shall fail to remain in full force or effect;

(i)    (i)(A) one or more final judgments for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against Borrower and (B) (a) the same shall remain undischarged for a period of 10 consecutive days during which execution shall not be effectively stayed, (b) the same is not subject to further appeal or (c) any legal action shall be taken by a judgment creditor to attach or levy upon any assets of Borrower to enforce any such judgment or (ii)(A) any final non-monetary judgments or orders which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect shall be rendered against Borrower and (B) (a) Borrower shall fail within 10 days, during which execution shall not be effectively stayed, to discharge such judgments or orders, such judgments or orders are not subject to further appeal or (b) any legal action shall be taken to enforce such judgments or orders;

(j)    the assets of Borrower constitute assets of an ERISA Plan and such condition results in a non-exempt prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A)-(C) of the Code subjecting the Lenders to any tax or penalty on prohibited transactions imposed under Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA;

(k)    the institution of any investigation by any Governmental Authority for violation or breach of Law by Borrower or Parent that, if adversely determined, could reasonably be expected to have a Material Adverse Effect on Borrower, the Collateral Shares or the Lender’s rights hereunder; or

(l)    Issuer breaches, terminates, repudiates or purports to terminate any Issuer Agreement and such breach, termination or repudiation has a Material Adverse Effect; provided that, in the case of such a breach pursuant to Sections 1(a), 1(b) and/or 1(d) of any Issuer Agreement, such breach shall continue unremedied for a period of ten Business Days and in the case of such a breach pursuant to Section 1(c) of any Issuer Agreement, such breach shall continue unremedied for a period of two Business Days, after the earlier of (x) the date on which such Issuer receives notice of such failure from any Lender or Agent and (y) the date on which such Issuer otherwise becomes aware, or reasonably could have become aware, of such breach; provided, however, that if an Event of Default (other than in connection with this clause (l)) has occurred and is continuing, any such breach, termination or repudiation of any Issuer Agreement shall constitute an immediate Event of Default;

(m)     a default shall occur in the performance or observance of any agreement under a Permitted Loan Transaction or contained in any instrument or agreement evidencing or securing any Indebtedness in connection thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition has caused the holder or holders of (or a trustee or agent on behalf of such holder or holders) any such Indebtedness under a Permitted Loan Transaction to declare such Indebtedness due and payable prior to the stated maturity thereof;

then the Administrative Agent may (or at the request of (x) Required Lenders, or (y) in the case of an Event of Default of the type set forth in Section 7.01(a), Section 7.01(b), Section 7.01(c) or Section 7.01(h) or an Event of Default relating to a provision of the Margin Loan Documentation that would require the consent of each Lender to amend or waive under Section 9.01, any Lender, shall) notify Borrower thereof (such notice, an “Event of Default Notice”) with a copy to all other Lenders and, following the delivery of such Event of Default Notice, any Lender may (i) declare such Lender’s Advances, together with all accrued and unpaid interest thereon and any fees or other amounts due under the Margin Loan Documentation to such Lender, to be forthwith due and payable, whereupon such amounts shall become and be forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower and (ii) declare such Lender’s Commitment to be terminated, whereupon the same shall forthwith terminate; provided, however, that upon the occurrence of any event in Section 7.01(f), (x) the Total Accrued Loan Amount shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower and (y) all Commitments shall automatically be terminated. Upon the occurrence and the continuance of an Event of Default of the type set forth in Section 7.01(f) or an Event of Default in respect of which Borrower has received an Event of Default Notice, any Lender may exercise any rights and remedies provided to such Lender under the Margin Loan Documentation (including the enforcement of any and all Liens created to such Lender pursuant to the Collateral Documents) or at law or equity, including all remedies provided under the UCC. In connection with the exercise of any remedies, Borrower shall pay all costs, fees and expenses of Lender or any of its agents or affiliates related to such exercise of remedies (including legal expenses and broker’s fees, commissions or discounts).

Section 7.02    Lenders’ Rights With Respect to Collateral.

(a)    For the avoidance of doubt, following the delivery of an Event of Default Notice or following the occurrence, and during the continuance, of an Event of Default of the type set forth in Section 7.01(f), each Lender may choose to exercise any remedies provided for herein or in any other Margin Loan Documentation, or refrain from exercising such remedies, in its sole discretion with respect to the Collateral subject to its control under a Control Agreement (including by virtue of an agency relationship with any Applicable Lender). No Lender shall have any fiduciary or other duties to the other Lenders in connection with the exercise of remedies against the Collateral securing the Obligations owing to such Lender or otherwise and no Lender shall interfere with such exercise of remedies or claim (or support any claim by any third-party) that a sale or other disposition of any Lender’s Collateral by or on behalf of such Lender was not commercially reasonable.

(b)    In connection with any assignment by a Lender, Borrower agrees to, as promptly as practicable, (i) establish a separate Collateral Account with the Custodian, (ii) enter into a Control Agreement (in a form substantially identical to the other relevant Control Agreements) in favor of the assignee with respect to such Collateral Accounts, (iii) enter into a joinder to the Security Agreement granting a Lien in favor of the assignee over such assignee’s Applicable Percentage of the Collateral of each type, (iv) enter into an Issuer Agreement, (v) if reasonably requested by the Custodian, enter into a customer account agreement or other agreement with such intermediary and (vi) make appropriate amendments to this Agreement and the other Margin Loan Documentation to reflect any administrative or technical changes as are reasonably requested by the assigning Lender, the assignee or Administrative Agent, which do not adversely affect Borrower’s rights or obligations hereunder. In connection with any assignment by a Lender of all of its Advances hereunder, Borrower agrees that such Lender’s rights and obligations under the other Margin Loan Documentation may be assigned to the assignee.

(c)    Notwithstanding anything to the contrary contained in the Margin Loan Documentation, Borrower, Administrative Agent and each Lender hereby agree that (i) during the continuance of an Event of Default and (except in the case of an Event of Default of the type set forth in Section 7.01(f)) following the delivery of an Event of Default Notice, such Lender shall have the right individually to require the Custodian (or the Applicable Lender acting as agent of such Lender for purposes of perfection, if applicable) to realize upon any of the Collateral subject to such Lender’s control and to apply the proceeds thereof to the repayment of such Lender’s Advances outstanding and any other Obligations owing to such Lender and (ii) in the event of a foreclosure or similar enforcement action by such Lender on its Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), such Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition.

(d)    Notwithstanding anything to the contrary contained in the Margin Loan Documentation, when all Obligations (other than contingent indemnification obligations) owing to any Lender have been paid in full in cash, upon request of Borrower, such Lender shall (without notice to, or vote or consent of, any other Lender) take such actions as shall be reasonably required to release its security interest in all Collateral under such Lender’s control.

(e)    Each Lender agrees that it will not challenge or question or support any other Person in challenging or questioning in any proceeding the validity, attachment, perfection or priority of any Lien of any Applicable Lender under any Collateral Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement.

(f)    Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Obligations granted on the Collateral and notwithstanding any provision of the UCC, or any other applicable Law or the Security Agreement or Control Agreements or any defect or deficiencies in, or failure to perfect or lapse in perfection of, or avoidance as a fraudulent conveyance or otherwise of, the Liens securing any of the Obligations, the subordination of such Liens to any other Liens, or any other circumstance whatsoever, whether or not any bankruptcy proceeding has been commenced by or against Borrower, each Lender, hereby agrees that any Lien on the Collateral securing any Obligations now or hereafter held by or on behalf of any Lender, shall be pari passu and secured equally and ratably.

(g)    Each Lender agrees with, and solely for the benefit of, each other Lender that it will not take any Bankruptcy Action with respect to Borrower.

ARTICLE 8.

AGENTS

Section 8.01    Authorization and Authority. Each Lender hereby irrevocably appoints JPMorgan Chase Bank, N.A., London Branch, to act on its behalf as Administrative Agent and JPMorgan Chase Bank, N.A., London Branch as Calculation Agent under the Margin Loan Documentation and authorizes each Agent to take such actions on such Lender’s behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 8 are solely for the benefit of the Agents and the Lenders, and Borrower shall not have rights as a third-party beneficiary or otherwise of any of such provisions.

Section 8.02    Agent Individually.

(a)    Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not such Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or other Affiliates thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

(b)    Each Lender understands that each Person serving as an Agent, acting in its individual capacity, and its Affiliates (collectively, an “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 8.02 as “Activities”) and may engage in the Activities with or on behalf of Borrower or its Affiliates. Furthermore, an Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including Borrower and its Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in Borrower or its Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of Borrower and its Affiliates. Each Lender understands and agrees that in engaging in the Activities, an Agent’s Group may receive or otherwise obtain information concerning Borrower and its Affiliates (including information concerning the ability of Borrower to perform its obligations hereunder or under the other Margin Loan Documentation) which information may not be available to any of the Lenders that are not members of an Agent’s Group. No Agent nor any member of such Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any Affiliate thereof) or to account for any revenue or profits obtained in connection with the Activities, except that an Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by this Agreement to be transmitted by an Agent to the Lenders.

(c)    Each Lender further understands that there may be situations where members of an Agent’s Group or their respective customers (including Borrower and its Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder). Each Lender agrees that no member of an Agent’s Group is or shall be required to restrict its Activities as a result of the Person serving as an Agent being a member of such Agent’s Group, and that each member of an Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) the Margin Loan Documentation, (ii) the receipt by an Agent’s Group of information (including Information) concerning Borrower or its Affiliates (including information concerning the ability of Borrower to perform its obligations hereunder and under the other Margin Loan Documentation) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including any duty of trust or confidence) owing by an Agent or any member of such Agent’s Group to any Lender including any such duty that would prevent or restrict an Agent’s Group from acting on behalf of customers (including Borrower or its Affiliates) or for its own account.

Section 8.03    Duties of the Agents; Exculpatory Provisions.

(a)    An Agent’s duties hereunder and under the other Margin Loan Documentation are solely ministerial and administrative in nature and no Agent shall have any duties or obligations except those expressly set forth herein or therein. Without limiting the generality of the foregoing, an Agent (i) shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein), provided that an Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent or any of its Affiliates to liability or that it determines in good faith is contrary to this Agreement or applicable Law, (ii) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, and (iii) except as expressly set forth herein, an Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity.

(b)    No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.01, or as such Agent shall believe in good faith shall be necessary, including for the avoidance of doubt, Administrative

Agent sending an Event of Default Notice at the direction of any Lender, if such Agent believes in good faith that the related Event of Default is of a type that would entitle such Lender to issue such direction) or (ii) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Facility Adjustment Event, Potential Facility Adjustment Event, Mandatory Prepayment Event, Default or Event of Default or the event or events that give or may give rise to any Mandatory Prepayment Event, Default or Event of Default unless and until Borrower or any Lender shall have given written notice to such Agent describing such Facility Adjustment Event, Potential Facility Adjustment Event, Mandatory Prepayment Event, Default or Event of Default and such event or events.

(c)    No Agent nor any member of an Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Margin Loan Documentation, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Facility Adjustment Event, Potential Facility Adjustment Event, Mandatory Prepayment Event, Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Margin Loan Documentation or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or thereby or (v) the satisfaction of any condition set forth in Section 2.13 or Article 4 or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to an Agent.

(d)    Nothing in this Agreement shall require an Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Agents that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by an Agent or any of its Related Parties.

Section 8.04    Authority. For so long as such Applicable Lender controls a Collateral Account, each of the Lenders hereby irrevocably appoints each Applicable Lender as its agent to act on its behalf for purposes of Section 2.11 and the Security Agreement and authorizes each Applicable Lender to take such actions on its behalf and to exercise such powers as are contemplated by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. In performing its functions and duties hereunder, each Applicable Lender shall act solely as an agent of the other Lenders and does not assume and shall not be deemed to have assumed any obligation towards or fiduciary relationship or trust with or for Borrower or Parent. The provisions of this Section 8.04 are solely for the benefit of the Lenders and Borrower shall not have rights as a third party beneficiary of any such provision.

Section 8.05    Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of any Advance that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless an officer or Authorized Representative of an Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Advance. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.06    Delegation of Duties. An Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Margin Loan Documentation by or through any one or more sub agents appointed by such Agent, and such Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties, provided, in each case, that no such delegation to a sub-agent or a Related Party shall release an Agent from any of its obligations hereunder. Each such sub agent and the Related Parties of an Agent and each such sub agent shall be entitled to the benefits of all provisions of this Article 8 and Margin Loan Documentation (as though such sub-agents were an “Agent” hereunder and under the other Margin Loan Documentation) as if set forth in full herein with respect thereto.

Section 8.07    Resignation of Agent. An Agent may at any time give notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower (unless an Event of Default shall have occurred and be continuing (and not have been cured or waived), in which case no such consultation shall be required), to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Agent may on behalf of the Lenders appoint a successor Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lenders, a successor Agent, the retiring Agent may at any time upon or after the end of the Lender Appointment Period notify Borrower and the Lenders that no qualifying Person has accepted appointment as successor Agent and of the effective date of such retiring Agent’s resignation which effective date shall be no earlier than three Business Days after the date of such notice. Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations as an Agent hereunder and under the other Margin Loan Documentation but shall not be relieved of any of its obligations as a Lender and (ii) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. The successor shall be consented to by Borrower at all times other than during the existence of an Event of Default that has not been cured or waived (which consent of Borrower shall not be unreasonably withheld or delayed). Upon the acceptance of a successor’s appointment as an Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as an Agent of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations as an Agent hereunder and/or under the other Margin Loan Documentation but shall not be relieved of any of its obligations as a Lender (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Margin Loan Documentation, the provisions of this Article 8 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent. Notwithstanding anything herein to the contrary, if at any time any Agent ceases to be a Lender hereunder, such Agent shall be deemed to have provided its notice of resignation, which notice shall be automatically effective as of the date such Agent ceased to be a Lender hereunder.

Section 8.08    Non-Reliance on Agents and Other Lenders.

(a)    Each Lender confirms to the Agents, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Agents, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making its portion of the Facility and (z) taking or not taking actions hereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making its portion of the Facility is suitable and appropriate for it.

(b)    Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Margin Loan Documentation, (ii) it has, independently and without reliance upon the Agents, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information as it has deemed appropriate and (iii) it will, independently and without reliance upon the Agents, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Margin Loan Documentation and whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder, based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning Borrower and its Affiliates) as it shall from time to time deem appropriate, which may include, in each case:

(w)    the financial condition, status and capitalization of Borrower;

(x)     the legality, validity, effectiveness, adequacy or enforceability of this Agreement and the other Margin Loan Documentation and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement;

(y)     determining compliance or non-compliance with any condition hereunder to the making of the Advances and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; or

(z)     the adequacy, accuracy and/or completeness of any other information delivered by the Agents, any other Lender or by any of their respective Related Parties under or in connection with this Agreement, the other Margin Loan Documentation, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement.

Section 8.09    Other Acceptable Collateral. Administrative Agent shall not consent to any property or securities being included as Other Acceptable Collateral, or determine the Other Acceptable Collateral Haircut, without the written consent of each other Lender party hereto.

Section 8.10    Removal of Administrative Agent. At any time, if (a) following the occurrence of an Event of Default, the Administrative Agent shall fail to send an Event of Default Notice when required at the request of the Required Lenders, or, in the case of an Event of Default of the type that gives any Lender the right to send an Event of Default Notice under Section 7.01, any Lender, by 7:00 p.m. on the date such request is sent to the Administrative Agent (or by 9:00 a.m. on the date following such request, if such request is made after 5:00 p.m.) or (b) following the occurrence of a Collateral Shortfall on any Scheduled Trading Day, the Administrative Agent shall fail to send a Collateral Call Notice by 7:00 p.m., in each case, the Required Lenders shall have the right to remove the Administrative Agent and appoint a successor, which shall be one of the Lenders party hereto on the date hereof. Any such removal and appointment shall be effective upon notice by such proposed successor Administrative Agent to the removed Administrative Agent and Borrower on behalf of the Required Lenders, whereupon (i) the current Administrative Agent shall be discharged from its duties and obligations as an Agent hereunder and under the Margin Loan Documentation, but shall not be relieved of any of its obligations as a Lender and (ii) the successor shall succeed to and become vested with all of the rights, powers, privileges and duties as an Administrative Agent.

ARTICLE 9.

MISCELLANEOUS

Section 9.01    Amendments; Adjustments. Neither this Agreement nor any of the other Margin Loan Documentation nor any provision hereof or thereof may be waived, amended, modified or supplemented, nor any consent granted to any deviation to the terms hereof or thereof, except pursuant to an agreement or agreements in writing entered into by the Required Lenders and Borrower, and acknowledged by Administrative Agent; provided that no such amendment, waiver, modification, supplement or consent shall, without the consent of each Lender party hereto:

(a)    waive any condition set forth in Article 4;

(b)    extend or increase the Commitment of any Lender or reinstate the terminated Commitment of any Lender;

(c)    postpone any date on which any payment of principal, interest, fees or other amounts due to the Lenders or Agents is required to be made hereunder or under any other Margin Loan Documentation;

(d)    change the principal amount of, or the rate at which interest accrues on, the Advances, or any fees payable hereunder;

(e)    change the definition of “40-Day ADTV,” “Acceptable Chinese Letter of Credit Issuer,” “Acceptable Collateral,” “Acceptable Letter of Credit Issuer,” “Borrower Change of Control,” “Collateral Value Adjustment Factor,” “Cure Time,” “Delisting,” “Drawdown End Date,” “Eligible Letters of Credit,” “Eligible Chinese Letter of Credit,” “Eligible Non-Chinese Letter of Credit,” “Existing Transfer Restrictions,” “Extraordinary Distribution,” “Facility Adjustment Event,” “Free Float,” “Independent Director Matters,” “Insolvency Event,” “Issuer Change of Control,” “Issuer Trading Suspension,” “LTPP Ratio,” “LTV Ratio,” “Mandatory Prepayment Amount,” “Mandatory Prepayment Event,” “Market Disruption Event,” “Merger Event,” “Non-Consenting Lender,” “Ordinary Cash Dividend,” “Other Acceptable Collateral,” “Permitted Loan Transaction,” “Permitted Sale Transaction,” “Permitted Tender Offer Transaction,” “PIK Interest Conditions,” “Potential Facility Adjustment Event,” “Prepayment Fee End Date,” “Reference Price,” “Required Lenders,” “Restricted Transactions,” “Separateness Provisions,” “Share Collateral Value,” “Share Segregation Condition,” “Stock Price Trigger Event,” “Tender Offer,” or “Transfer Restrictions” (or, in each case, any defined term used therein), or increase the LTV Reset Level, the LTV Margin Call Level or the LTV Margin Release Level;

(f)    permit the assignment or transfer by Borrower or Parent of any of its rights and obligations under any Margin Loan Documentation to which it is a party;

(g)    permit the release of any Collateral other than in accordance with the Margin Loan Documentation;

(h)    modify the definition of “Applicable Percentage” or “Pro Rata Basis” or otherwise affect the manner in which payments are shared, or Collateral or Eligible Letters of Credit are allocated, ratably among the Lenders;

(i)    modify Section 2.06 (other than clause (a) thereof), Section 2.13, Section 5.10, Section 5.11 or Section 6.11;

(j)    modify this Section 9.01 or any other provision herein that expressly requires the consent of all Lenders or Required Lenders for any matter or the definition of Required Lenders;

(k)    amend or modify any part of the Additional Terms Letter; or

(l)    materially impair or diminish, or circumvent, any term or provision specified above (including, without limitation, by modifying any defined term used therein or any provision referenced therein);

provided further that (i) the provisions set forth in Article 9 shall not be waived, amended, modified or supplemented, nor any consent granted to any deviation thereto, without the consent of each Agent affected thereby, (ii) if the terms of any Advances made on either Funding Date differ from the terms of the Advances made on the other Funding Date, no waiver, amendment, modification, supplement, or consent granted to any deviation from the terms of the Margin Loan Documentation, shall uniquely affect any tranche of Advances without the consent of Required Lenders (determined with regard solely to such uniquely affected Advances), and (iii) Section 2.07 or Section 2.08 shall not be amended or waived in a way that adversely affects any Lender without such Lender’s consent.

Notwithstanding the foregoing, each Lender agrees with each other Lender and with Borrower that no amendment, termination or supplement shall be made to any Security Agreement, Issuer Agreement or Control Agreement, and no new Margin Loan Documentation shall be entered into with any Lender (subject, for the avoidance of doubt, to Section 2.13), unless a substantially identical amendment, termination or supplement is made to each other Security Agreement, Issuer Agreement, or Control Agreement, or substantially identical Margin Loan Documentation is entered into with each other Lender (or, in the case of Section 2.13, each other Lender is already party to substantially identical Margin Loan Documentation (other than with respect to an Increase Joinder)), as the case may be.

Notwithstanding anything to the contrary herein, upon the occurrence of any Facility Adjustment Event or Potential Facility Adjustment Event, Calculation Agent shall (a) adjust one or more of the terms or provisions of the Facility as the Calculation Agent determines necessary to account for the economic effect of the Facility Adjustment Event or Potential Facility Adjustment Event on the Facility (unless the Calculation Agent determines that no such adjustment is necessary), and (b) determine the effective time of the adjustment (taking into account, among other factors, volatility, correlation, liquidity and Free Float of the Shares or any other Collateral and Transfer Restrictions, in each case, relative to the Shares or, if applicable, any other Collateral prior to giving effect to the relevant event). Subject to Section 9.18, any such adjustments pursuant to this paragraph shall be binding on all parties to the Margin Loan Documentation and all such parties shall enter into such documentation required or reasonably requested by Administrative Agent to reflect such adjustments.

Section 9.02    Notices; Effectiveness; Electronic Communications.

(a)    Notices Generally. All notices and other communications provided for herein (including, for the avoidance of doubt, any Collateral Call Notice) shall be in writing and shall be delivered (i) by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, or (ii) by electronic mail to the applicable e-mail address, as follows:

(i)    if to Borrower, to:

HNA Eagle Holdco, LLC.

850 Third Avenue, 16th Floor

New York, NY 10022

E-mail: s.rana@hnacapitalintl.com

Attention: Suren Rana

(ii)    if to Administrative Agent, to:

JPMorgan Chase Bank, N.A., London Branch

Corporate EDG Trading

383 Madison Avenue

New York, New York 10179

Attn: John Neubauer, Jeffrey Davidovitch, Ioannis Katsikas

Telephone No.: +1 (212) 834-3427 / +1 (212) 834- 4621/ +1 (212) 272-6964

Facsimile No. : +1 (347) 410-7615

Email: sefp_ny@jpmorgan.com

(iii)    if to a Lender, to it at its address set forth in Schedule I.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, (x) other than in the case of a Collateral Call Notice, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient or (y) in the case of a Collateral Call Notice, if not given by the Collateral Call Notice Deadline on any Scheduled Trading Day, shall be deemed to have been given at the opening of business on the next Scheduled Trading Day). Notices and other communications delivered through electronic communications shall be effective as provided in Subsection (b).

(b)    Electronic Communications. (i) Notices and other communications sent to an email address shall be deemed received when sent absent receipt of a failure to deliver notice, provided that (x) other than in the case of a Collateral Call Notice, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, or (y) in the case of a Collateral Call Notice, if such notice or other communication is not sent by the Collateral Call Notice Deadline on any Scheduled Trading Day, such notice or communication shall be deemed to have been given at the opening of business on the next Scheduled Trading Day and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)    Change of Address, Etc. Each of Borrower and Administrative Agent may change its address, facsimile, telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile, telephone number or e-mail for notices and other communications hereunder by notice to Administrative Agent, who shall promptly notify Borrower thereof. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d)    Reliance by Lenders. Each Agent and Lender shall be entitled to rely and act upon any notices purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with any Agent or any Lender may be recorded by such Agent or such Lender, and each of the parties hereto hereby consents to such recording.

Section 9.03    No Waiver; Remedies.

(a)    No failure or delay of any Lender or any Agent in exercising any right or power hereunder or under any other Margin Loan Documentation shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Agents and Lenders hereunder and under any other Margin Loan Documentation are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Margin Loan Documentation or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.01, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Agents and Lenders to any other or further action in any circumstances without notice or demand. Without limiting the generality of the foregoing, the making of an Advance shall not be construed as a waiver of any Event of Default, regardless of whether Lenders may have had notice or knowledge of such Event of Default at the time.

(b)    The Advances are made with full recourse to Borrower and constitute direct, general, unconditional and unsubordinated Indebtedness of Borrower.

(c)    Borrower and Lenders acknowledge and agree that the Margin Loan Documentation collectively are intended to constitute a “securities contract” as such term is defined in Section 741(7) of the Bankruptcy Code and that each delivery, transfer, payment and grant of a security interest made or required to be made hereunder or contemplated hereby or made, required to be made or contemplated in connection herewith is a “transfer” and a “margin payment” or a “settlement payment” within the meaning of Section 362(b)(6) and/or (27) and Sections 546(e) and/or (j) of the Bankruptcy Code. In addition, all obligations under or in connection with the Margin Loan Documentation represent obligations in respect of “termination values,” “payment amounts” or “other transfer obligations” within the meaning of Sections 362 and 561 of the Bankruptcy Code. The parties further acknowledge and agree that the Margin Loan Documentation collectively constitutes a “master netting agreement” within the meaning of the Bankruptcy Code.

Section 9.04    Costs And Expenses; Indemnification; Damage Waiver.

(a)    Costs and Expenses. Borrower shall pay promptly (i) all actual, reasonable and documented costs and reasonable out-of-pocket expenses incurred by Lenders and each Agent, including the reasonable fees, charges and disbursements of one counsel in each relevant jurisdiction for Lenders and Agents in connection with the Facility, including syndication thereof, the preparation and administration of the Margin Loan Documentation or any amendments, modifications or waivers of the provisions of the Margin Loan Documentation (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable costs and reasonable out-of-pocket expenses incurred by Lenders and each Agent, including the fees, charges and disbursements of any counsel for Lenders and each Agent, in connection with the enforcement, collection or protection of its rights in connection with the Margin Loan Documentation, including its rights under this Section 9.04, or in connection with the Advances made hereunder, including all such expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

(b)    Indemnification by Borrower. Borrower shall indemnify Lenders, each Agent (and any sub-agent thereof) and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third-party or by Borrower or any Related Party of Borrower arising out of, in connection with, or as a result of, (i) this Agreement, any other Margin Loan Documentation or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the enforcement or protection of their rights hereunder and thereunder or the consummation of the transactions contemplated by this Agreement (which, for the avoidance of doubt, shall not include any hedging activities by any Indemnitee), any other Margin Loan Documentation or any agreement or instrument contemplated hereby or thereby, (ii) any Advance or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third-party or by Borrower or any other Related Party of Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties or (y) arise out of any dispute among Indemnitees (other than a dispute involving claims against Administrative Agent or any Calculation Agent, in each case in their respective capacities as such) that did not involve actions or omissions of Borrower or its respective Affiliates.

(c)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee,

on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Margin Loan Documentation or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof. No Indemnitee referred to in Subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Margin Loan Documentation or the transactions contemplated hereby or thereby, except to the extent such charges result from the willful misconduct, bad faith or gross negligence of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(d)    Post-Default Hedging Costs. After (i) the occurrence of an Event of Default and (ii) acceleration of the Obligations of any Lender, Borrower shall pay, on demand, such Lender’s (or its Affiliate’s) costs (including the cost of put options), losses (including market losses, other than with respect to Share Hedging Transactions), charges, fees, expenses, Taxes or duties of any kind directly relating to its (x) Advances or (y) acquisition, establishment, re-establishment, substitution, maintenance, unwinding or disposition of, or realization or recovery of the proceeds of, or any part thereof, any transaction(s) entered into by such Lender or its Affiliate to hedge the market risk of the Collateral. Borrower’s obligation under this Subsection (d) shall survive termination of the Facility and payment in full of all other Obligations. “Share Hedging Transactions” means “short sales” of Shares and option contracts, futures contracts, forward contracts, swap agreements or other derivative transactions relating to Shares, excluding, for the avoidance of doubt, any such transaction for which the underlier is a broad-based index or basket of securities.

(e)    Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to any Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) in connection with such capacity. The obligations of Lenders under this clause (e) are subject to the provisions of Section 2.13.

(f)    Payments. All amounts due under this Section shall be payable promptly and in any event not later than ten (10) Business Days after demand therefor.

(g)    Survival. The agreements in this Section shall survive the termination of the Facility and the repayment, satisfaction or discharge of all the other Obligations.

Section 9.05    Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to any of Administrative Agent or Lenders (or Administrative Agent on behalf of the Lenders), or Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

Section 9.06    Governing Law; Submission To Jurisdiction.

(a)    Governing Law. The Margin Loan Documentation shall be governed by, and construed in accordance with, laws of the State of New York.

(b)    Submission to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement or any other Margin Loan Documentation, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Margin Loan Documentation shall affect any right that Lenders may otherwise have to bring any action or proceeding relating to this Agreement or any other Margin Loan Documentation against Borrower or its properties in the courts of any jurisdiction.

(c)    Waiver of Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Margin Loan Documentation in any court referred to in Subsection (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.02(a). Nothing in this Agreement or any other Margin Loan Documentation will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

(e)    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MARGIN LOAN DOCUMENTATION OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT

OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER MARGIN LOAN DOCUMENTATION BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.06(e).

Section 9.07    Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under any other Margin Loan Documentation without the prior written consent of Lenders (and any attempted assignment or transfer by Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. After the Commitments hereunder have been funded in full (or any unfunded amounts terminated), a Lender may assign (i) to one or more of such Lender’s Affiliates, all or a portion of its rights and obligations under this Agreement (including all or a portion of the Advances), (ii) to one or more Assignees who are not Affiliates of such Lender, all or a portion of its rights and obligations under this Agreement (including all or a portion of the Advances), as long as (A) Administrative Agent gives its prior written consent to such assignment (such consent not to be unreasonably withheld or delayed), (B) such assignee makes the Purchaser Representations, and (C) unless the assigning Lender is an Accelerating Lender, Borrower gives its prior written consent to such assignment (such consent not to be unreasonably withheld or delayed and Borrower shall respond to any written request for such consent within five days) or (iii) if such Lender is the Original Lender, up to 50% of its rights and obligations under this Agreement (including up to 50% of the Advances) to up to two (2) Specified Eligible Assignees, at any time after the Effective Date and in such Lender’s sole discretion, so long as such Specified Eligible Assignee makes the Purchaser Representations.

Subject to notification to Administrative Agent of an assignment and recording thereof pursuant to clause (b) below, the assignee shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of such Lender under this Agreement, and such Lender shall, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of such Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.07, Section 2.08 and Section 9.14). Borrower hereby agrees to execute any amendment and/or any other document that may be necessary to effectuate such an assignment.

(b)    Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain a copy of each assignment and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c)    After the Commitments hereunder have been funded in full (or any unfunded amounts terminated), a Lender may sell participations in all or a portion of such Lender’s rights and obligations under this Agreement and the other Margin Loan Documentation (including all or a portion of the Advances) to, or enter into hedging transactions using the Advances hereunder as reference obligations or Borrower as a reference entity with, one or more banks or other entities, as long as such entity makes the Purchaser Representations (a “Participant”); provided that (i) such Lender’s obligations under the Margin Loan Documentation shall remain unchanged, (ii) such Lender shall remain solely responsible to Borrower for the performance of such obligations and (iii) Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; provided further that, (x) such entity shall not have any voting or control rights other than the right to terminate such participation or derivative hedging transactions pursuant to the terms thereof in the event the Margin Loan Documentation is amended pursuant to an amendment that is disadvantageous to a Lender thereto in any material respect when taken as a whole as compared to the Margin Loan Documentation as in effect on the date such participation or derivative hedging transaction, as applicable, is consummated as reasonably determined by the Lender party thereto in good faith and (y) such participation may provide for a right to elevate in the event that the Lender party thereto defaults in its obligations thereunder or in the event that such Lender is an Accelerating Lender; provided further that, in any case (I) the aggregate principal amount of outstanding Advances subject to each such participation or derivative hedging transaction (determined as of the date of such participation or derivative hedging transaction is consummated) shall not be less than $25,000,000 (or, if less, all of the Advances held by such participating Lender as of such date or an amount equal to $25,000,000 less the assignments to the Original Lender pursuant to clause (III) of this clause (iii)), (II) the Original Lender or its Permitted Assignees may not participate or hedge, collectively with any assignment pursuant to Section 9.07(a), more than 50% of the aggregate principal amount of outstanding Advances made by the Original Lender as of the Second Funding Date (or, if the Second Funding Date has not occurred by the Drawdown End Date, the Drawdown End Date) and (III) such Lender shall offer the Original Lender and/or any of its Permitted Affiliates a right of first refusal to acquire such Lender’s Advances, or any portion thereof, and if the Original Lender and/or any of its Permitted Affiliates do not accept such offer within ten (10) Business Days, then it shall be deemed to have waived its right of first refusal.

Subject to Subsection (d) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Section 2.07 and Section 2.08 (subject to the requirements and limitations therein, including the requirements under Section 2.08(e) (it being understood that the documentation required under Section 2.08(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.14 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Margin Loan Documentation (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Advances or its other obligations under any Margin Loan Documentation) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Advance or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)    A Participant shall not be entitled to receive any greater payment under Section 2.07 and Section 2.08 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant’s entitlement to the benefits of Section 2.08 shall be subject to the requirements and limitations therein, including the requirements under Section 2.08(e) (it being understood that the documentation required under Section 2.08(e) shall be delivered to the Lender).

(e)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank or other central bank having jurisdiction over such Lender and this Section 9.07 shall not apply to any such pledge or assignment of a security interest; provided that (i) any subsequent transfer or assignment of such rights shall be subject to the provisions of (a)-(d) of this Section 9.07 and (ii) no such pledge or assignment of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.08    Severability. Any provision of any Margin Loan Documentation held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Margin Loan Documentation constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by each of the parties hereto and when each of the parties hereto shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.10    Survival. All agreements, representations and warranties made herein shall survive the execution and delivery of the Margin Loan Documentation and the making of any Advances, and shall continue in full force and effect as long as the principal of or any accrued interest on any Advance or any other Obligation under this Agreement is outstanding and unpaid or unsatisfied. The provisions of Section 2.07, Section 2.08, Section 9.04 and Section 9.13 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Advances, the resignation or replacement of the Administrative Agent, the assignment of rights by any Lender or the termination of this Agreement or any other Margin Loan Documentation any provision hereof or thereof.

Section 9.11    Confidentiality. Subject to Section 5.06, each Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below) pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, except that Information (together with any Material Nonpublic Information received by any Agent or any Lender relating to Borrower, any Issuer or any Shares) may be (1) used by any Lender party hereto, its affiliates, agents, Participants and/or hedging counterparties in connection with, or upon, the exercise of any remedies hereunder or under any other Margin Loan Documentation or any action or proceeding relating to this Agreement or any other Margin Loan Documentation or the enforcement of rights hereunder or thereunder or (2) disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority having jurisdiction over such Lender (in which case the disclosing party agrees to inform Borrower promptly of such disclosure, unless such notice is prohibited by applicable Law and except in connection with any request as part of a regulatory examination), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the disclosing party agrees to inform Borrower promptly of such disclosure to the extent permitted by law and except in connection with a regulatory examination of an audit or examination conducted by bank accountants), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any other Margin Loan Documentation, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section by such Lender or (ii) becomes available to such Lender on a non-confidential basis from a source other than Borrower or its Affiliates or (iii) is independently developed by such Lender without use of the Information. For the purposes of this Section, “Information” means all information received from Borrower relating to Borrower or its business hereunder or pursuant hereto, other than any such information that is available to Lenders on a non-confidential basis prior to disclosure by Borrower; provided that, in the case of information received from Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.12    No Advisory Or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby and by the other Margin Loan Documentation (including in connection with any amendment, waiver or other modification hereof or of any other Margin Loan Documentation), Borrower acknowledges and agrees that: (a)(i) the arranging and other services regarding this Agreement provided by Lenders are arm’s-length commercial transactions between Borrower and its Affiliates, on the one hand, and Lenders and their Affiliates, on the other hand, (ii) Borrower have consulted its own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (iii) Borrower are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Margin Loan Documentation; (b)(i) Lenders are and have been acting solely as principals and, except as expressly agreed in writing herein or otherwise by the relevant parties, have not been, are not, and will not be acting as advisors, agents or fiduciaries for Borrower or any of its Affiliates, or any other Person and (ii) Lenders have no obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Margin Loan Documentation; and (c) Lenders and their Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and Lenders have no obligations to disclose any of such interests to Borrower or any of its Affiliates. Borrower hereby agrees not to assert any claims for any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.13    Right Of Setoff. If an Event of Default shall have occurred and be continuing, Lenders, Agents and each of their respective Affiliates (each, a “Set-off Party”) are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Set-off Party to or for the credit or the account of Borrower against any of and all the obligations and liabilities of Borrower, irrespective of whether or not the relevant Set-off Party shall have made any demand under the Margin Loan Documentation and although such obligations may be unmatured. The parties agree that each of the Collateral Accounts is a general and not special account. The rights of each Set-off Party under this Section 9.13 are in addition to other rights and remedies (including other rights of setoff) which such Set-off Party may have. Lender agrees to notify Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.14    Judgment Currency. If a judgment, order or award is rendered by any court or tribunal for the payment of any amounts owing to Lenders under this Agreement or any other Margin Loan Documentation or for the payment of damages in respect of a judgment or order of another court or tribunal for the payment of such amount or damages, such judgment, order or award being expressed in a currency (the “Judgment Currency”) other than Dollars, Borrower agrees (a) that its obligations in respect of any such amounts owing shall be discharged only to the extent that on the Business Day following Lenders’ receipt of any sum adjudged in the Judgment Currency, Lenders may purchase Dollars with the Judgment Currency, and (b) to indemnify and hold harmless Lenders against any deficiency in terms of Dollars in the amounts actually received by Lenders following any such purchase (after deduction of any premiums and costs of exchange payable in connection with the purchase of, or conversion into, Dollars). The indemnity set forth in the preceding sentence shall (notwithstanding any judgment referred to in the preceding sentence) constitute an obligation of Borrower separate and independent from its other obligations hereunder, and shall survive the termination of this Agreement.

Section 9.15    USA PATRIOT Act Notice. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended (the “Act”), and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that, pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower and Parent, which information includes the name and address of Borrower and Parent and other information that will allow such Lender or Agent, as the case may be, to identify Borrower and Parent in accordance with the Act. Borrower agrees to promptly provide any Lender with all of the information requested by such Lender (x) to the extent such Lender deems such information reasonably necessary to identify Borrower and Parent in accordance with the Act or (y) in connection with such Lender’s standard “on boarding” process (including, without limitation, pursuant to “know your customer” or anti money laundering requirements).

Section 9.16    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Advance, together with all fees, charges and other amounts which are treated as interest on such Advance under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Advance in accordance with applicable law, the rate of interest payable in respect of such Advance hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Advance but were not payable as a result of the operation of this Section 9.16 shall be cumulated and the interest and Charges payable to such Lender in respect of other Advances or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.17    Disclosure. Borrower hereby acknowledges and agrees that Lenders and/or their Affiliates from time to time may hold investments in, make loans to or have other relationships with Issuer or its Affiliates.

Section 9.18    Calculation Agent Determinations. All calculations and determinations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. Upon receipt of written request from Borrower, the Calculation Agent shall promptly provide Borrower with a written explanation describing in reasonable detail any calculation, adjustment or determination made by it (including any quotations, market data or information from internal or external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing the Calculation Agent’s proprietary models or other information that may be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information), and shall use commercially reasonable efforts to provide such written explanation within five (5) Business Days from the receipt of such request.

Section 9.19    Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Margin Loan Documentation or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Margin Loan Documentation may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Margin Loan Documentation; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[END OF TEXT]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered by its Responsible Officer or Authorized Representative as of the date first above written.

BORROWER:

HNA EAGLE HOLDCO LLC, as Borrower

By:	/s/ Guang Yang
Name: Guang Yang
Title: Chief Executive Officer

[Signature Page to Margin Loan Agreement]

JPMORGAN CHASE BANK, N.A., LONDON BRANCH as Administrative Agent

By:	/s/ Ioannis Katsikas
Name: Ioannis Katsikas
Title: Executive Director

[Signature Page to Margin Loan Agreement]

JPMORGAN CHASE BANK, N.A., LONDON BRANCH as Calculation Agent

By:	/s/ Ioannis Katsikas
Name: Ioannis Katsikas
Title: Executive Director

[Signature Page to Margin Loan Agreement]

JPMORGAN CHASE BANK, N.A., LONDON BRANCH as Lender

By:	/s/ Ioannis Katsikas
Name: Ioannis Katsikas
Title: Executive Director

[Signature Page to Margin Loan Agreement]